UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HealthTalk Live, Inc.
(Name of small business issuer in our charter)

Nevada	7375	45-1994478
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	IRS I.D.

1955 Baring Boulevard Sparks, NV	89434
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number: (626) 393-1881
Corporate Administrative Services, Inc. 1955 Baring Boulevard Sparks, NV 89434 (Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement. *

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered [1]	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee [2] [3]
Common Stock offered by the Selling Stockholders [4]	1,080,000	$.10	$108,000	$14.74

(1) Estimated in accordance with Rule 457(a) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on recent prices of private transactions.

(2) Calculated under Section 6(b) of the Securities Act of 1933 as .00013640 of the aggregate offering price.

(3) Represents shares of the registrant’s common stock being registered for resale that have been issued to the selling shareholders named in this registration statement.

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until we will file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PROSPECTUS – SUBJECT TO COMPLETION DATED October 10, 2013

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

HealthTalk Live, Inc.
1,080,000 Shares of Common Stock

Selling shareholders are offering up to 1,080,000 shares of common stock.  The selling shareholders will offer their shares at $0.10 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices.  We will not receive proceeds from the sale of shares from the selling shareholders.

There are no underwriting commissions involved in this offering.  We have agreed to pay all the costs of this offering.  Selling shareholders will pay no offering expenses.

Prior to this offering, there has been no market for our securities.  Our common stock is not now listed on any national securities exchange or the NASDAQ stock market, and is not eligible to trade on the OTC Bulletin Board.  There is no guarantee that our securities will ever trade on the OTC Bulletin Board or on any listed exchange.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and will therefore be subject to reduced public company reporting requirements.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.  See “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________________ , 2013.

Table of Contents

Summary Information	5

Risk Factors	9

Use Of Proceeds	18

Determination Of Offering Price	18

Dilution	19

Selling Shareholders	19

Plan Of Distribution	26

Legal Proceedings	27

Directors, Executive Officers, Promoters, And Control Persons	27

Security Ownership Of Certain Beneficial Owners And Management	29

Description Of Securities	30

Interest Of Named Experts	30

Disclosure Of Commission Position On Indemnification For Securities Liabilities	31

Description Of Business	31

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations	44

Description Of Property	49

Certain Relationships And Related Transactions	49

Market For Common Equity And Related Stockholder Matters	50

Executive Compensation	52

Changes In And Disagreements With Accountants On Accounting And Financial Disclosure	52

Financial Statements	53

SUMMARY INFORMATION

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

Organization

HealthTalk Live, Inc. (The Company), is a Nevada Corporation formed on April 1, 2011 by its founders, Johnie M. Yawn and Vicki L. Yawn. The principal executive office is located at 1955 Baring Blvd, Sparks, NV 89434. Telephone: 775-358-1412

Business

HealthTalk Live, Inc. engages in more than nominal activities in that it has developed and currently operates a website that provides integrative health and wellness information through its interactive website, www.healthtalklive.com and through search word optimization starting July 2013.  E-newsletters are sent out regularly with additional health information to those who subscribe.

We believe that there is a need for preventative and restorative healthcare suggestions, as an adjunct or alternative to modern-day protocols, so that people worldwide can make educated changes to their health regimen that includes correct kinds of diet, exercise and other natural changes to fit specific lifestyles for proper health worldwide

Visitors and members of the website receive varying degrees of access to read and post in the Company’s database, including:

•	Community-based discussion groups in the Live Chat Forum
•
Reference Center, containing a large and growing library of articles discussing various medical issues, cutting-edge treatments, diets, cleanses and other current applications for preventative and proactive health, written by staff and medical professionals (as credited).

•	Current health news from National Institutes of Health (NIH) and other government supported websites (as credited).
•	News articles submitted by staff members and voluntary medical professional associates, based upon information provided by the government and other credited organizations (as credited).
•	Personal health calculators and other tools from Natural Standard Research (www.naturalstandard.com)
•	Surgical videos provided by ORlive (www.orlive.com)

We have three levels of Members on our site:

PLATINUM MEMBERS	SILVER MEMBERS	TRIAL MEMBERS
$ 6.95 per month if paid on a monthly basis.	$ 2.95 per month, no contract	No fee, three-day trial.
$ 34.50 if paid semi-annual payment	—	—
$69.50 if paid annually	—	—

Platinum Members of HealthTalkLive.com receive full access to: reading and posting in the Live Chat Forum, articles in the Reference Center, news articles, health tools and surgical videos, receipt of E-newsletters, as well as discounts from Participating Discount Vendors of fine natural health products. Many Participating Discount Vendors are volunteer topic posters and make integrative suggestions on HealthTalkLive Online (including Helen Pensanti, MD, John Young, MD, Frank Jordan of Nutritional Scientific Corporation, Ann McCombs, DO, Leigh Erin Connealy, MD’s PerfectlyHealthy products and RenewLife).

Silver Members of HealthTalkLive.com receive full access to reading and posting in the Live Chat Forum, access to most articles in the Reference Center, full access to News articles, health tools and surgical videos and receive E-newsletters.

Trial Members of HealthTalkLive.com receive, for a limited period of time, full access to reading and posting in the Live Chat Forum and limited access to articles in the Reference Center, full access to News articles, and receive E-newsletters.

We also allow Non-member visitors of HealthTalkLive.com, who receive full access to read (but not post) in the Live Chat Forum, very limited access to articles in the Reference Center, full access to News articles, and only receive E-newsletters if they sign-up for them.

From January 1, 2012 to June 30, 2013, HealthTalkLive.com has received approximately 675,000 Unique Visits from North America, Canada, South America, Europe, Asia and Australia (58% United States, 4% Canada, 4% Mexico, South and Central America), 18% Europe, 6% Australia and New Zealand, 9% Asia, 1% Other [Seychelles, Iceland, etc.]). Unique visits are defined as visits that occur when some remote site (individual seeking information through a searching engine) makes a request for a page on our server for the first time.

Unique visits occur when some remote site makes a request for a page on our server for the first time (an IP address). As long as the same site keeps making requests within a given time frame, they will all be considered part of the same visit. If the site makes a request to our server, and the time frame is greater than the specified time period (time period is 24 hours starting at 00:01 hours daily), a new Visit is started and counted, and the sequence repeats. Because only pages will trigger a visit, remotes sites that link to graphic and other non-page URLs will not be counted in the visit totals, reducing the number of false visits.

We have described our proposed operation for the next 12 months in “Business, below.” As noted in this discussion, we hope to be able to raise up to $2,900,000 to fund future proposed operations. We have noted that if we are unable to raise the entire $2,450,000 to $2,900,000 we estimate is necessary for the expansion described therein we will use the actual funds raised to hire at least two designers and three programmers. In the event that we do not raise the entire amount we will also drop all television advertising and focus our efforts on search engine optimization. We do anticipate that becoming a public company may be able to facilitate raising funds in the future because, as we currently intend to raise money from a future public or private offering, we believe that potential investors may be more likely to invest in a public reporting company whose securities are qualified for quotation on an Over the Counter Market than in a private company. We will not receive any proceeds from this offering. We do not currently have any financing arrangements; we may not be able to undertake a public or private offering in the future; and, even if we do so there is no assurance that we will be able to raise any additional funds in such offering or in any other manner in the future. Due to the foregoing, there is no assurance that we will be able to conduct any of the proposed operations described in “Business,” below.

Our auditor has indicated in its report that our losses and need to rely on loans from management raises substantial doubt about our ability to continue as a going concern

Emerging Growth Company

We are an emerging growth company under the JOBS Act. We shall continue to be deemed an emerging growth company until the earliest of:

(a) The last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

(b) The last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective IPO registration statement;

(c) The date on which such issuer has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

(d) The date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.’.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes. These exemptions are also available to us as a Smaller Reporting Company.

Even if we are no longer an emerging growth company under the JOBS Act, we are permitted to use the scaled disclosure requirements for executive compensation and are not required to have an attestation of our internal controls over financial reporting as a smaller reporting company.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

The Offering
As of the date of this prospectus, we had 31,977,585 shares of common stock outstanding.

Selling shareholders are offering up to 1,080,000 shares of common stock.  The selling shareholders will offer their shares at $0.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  We will pay all expenses of registering the securities, estimated at approximately $50,000.  We will not receive any proceeds of the sale of these securities.

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock.  The current absence of a public market for our common stock may make it more difficult for you to sell shares of our common stock that you own.

Financial Summary

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

STATEMENT OF LOSS:

	For the three months ended June 30 (unaudited)
Statement of Operation	2013	2012

Revenues	$1,488	$1,272
Cost of Goods Sold	$-	$-
Gross Profit	$-	$-
Operating Expense	$47,226	$5,286
Other Income (Expenses)	$-	$-
Net loss from Continuing Operation	$(45,738)	$(4,554)

Balance Sheet	June 30, 2013	June 30, 2012

Assets	$107,113	59,090
Liabilities	$55,000	50,417
Stockholders' Equity	$52,113	8,673
Total Liabilities and Stockholders' Equity	$107,113	59,090

	For the year-ended March 31 (audited}
Statement of Operation	2013	2012

Revenues	$7,028	$3,895
Cost of Goods Sold	$-	$-
Gross Profit	$7,028	$3,895
Operating Expense	$46,262	$94,568
Other Income (Expenses)	$-	$-

Net loss from Continuing Operation	$(39,234	$(90,673)

Balance Sheet
Assets	$137,075	$62,731
Liabilities	$65,082	$68,004
Stockholders' Equity	$71,993	$(5,273)
Total Liabilities and Stockholders' Equity	$137,075	$62,731

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, and all other information contained in this prospectus, before you decide whether to purchase our common stock. The occurrence of any of the following risk factors could harm our business.  You may lose part or all of your investment due to any of these risks or uncertainties.

Risks Related to our Business

Limited operating history

Our limited operating history makes predictions of future operating results difficult to ascertain. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. Such risks for us include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks, we must, among other things, expand our customer base, implement and successfully execute our business and marketing strategy, continually develop and upgrade our service offerings, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and our failure to do so can have a material, adverse effect on our business prospects, financial condition and results of operations.

We have generated limited revenues from operations, which makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

As of June 30, 2013 we have generated only $12,411 in revenues since inception. As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data. Because of the related uncertainties, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in sales of memberships, revenues or expenses. If we make poor budgetary decisions as a result of unreliable data, we may never become profitable or incur losses, which may result in a decline in our stock price.

There is substantial doubt about our ability to continue as a going concern and if we are unable to generate significant revenue or secure additional financing we may be unable to implement our business plan and grow our business.

Our auditors have raised substantial doubt as to our ability to continue as a going concern because we have suffered from continuous losses with an accumulated deficit of $129,907 and $175,645 as of March 31, 2013 and June 30, 2013 respectively. The continuation of our business as a going concern is dependent upon the continued financial support from our management. There is uncertainty regarding our ability to implement our business plan and grow our business without additional financing. We have no agreements, commitments or understandings to secure additional financing. Our future growth and success is dependent upon our ability to continue selling our services, generate cash from operating activities and obtain additional financing. There is no assurance that we will be able to generate sufficient cash from operations, sell additional shares of common stock or borrow additional funds. Our inability to obtain additional cash could have a material adverse effect on our ability to grow our business and implement our business plan.

Industry Risks

If we are unable to successfully compete with existing companies and new entrants to the market, this will have a negative impact on our business and financial condition and our ability to continue to generate revenues.

We will compete with several domestic and international companies that offer a range of services related to integrative medicine and the provision of information and services related to natural and traditional health care through the Internet similar to our own or that compete in the same market. Some of our competitors have greater resources than we do, which may enable them to compete more effectively in this market. Our competitors may devote their resources to developing and marketing products or services that will directly compete with our services, and new, more efficient competitors may enter the market. If we are unable to successfully compete with existing companies and new entrants to the market, this will have a negative impact on our business and financial condition and our ability to continue to generate revenues.

Our targeted customer base is diverse and we face a challenge in adequately meeting each group’s needs.

Because we will serve multiple types of customers from natural and traditional health care enthusiasts to individuals seeking alternatives to their current medical treatments, we must work constantly to understand the needs, standards and requirements of several different customer groups and may devote significant resources to developing services that will suit their interests. If we do not accurately predict our customers’ needs and expectations, we may expend valuable resources in developing services that do not achieve broad acceptance across the markets.

Our success depends on adoption of our website and services by several communities, including natural and traditional health care enthusiasts, natural and traditional health care providers, as well as modern medical doctors, dieticians and patients seeking alternatives to their current health care regimens and if these communities do not adopt our services then our revenue will be severely limited.

The major groups to whom we believe our products will appeal may not embrace our services. Acceptance of our services will depend on several factors, including: cost, ease of use, familiarity of use, convenience, timeliness, strategic partnerships, and perception of reliability and actual reliability. If we fail to adequately meet our customers’ needs and expectations, our services offerings may not be competitive and our ability to commence or continue generating revenues could be reduced. We also cannot be sure that our business model will gain wide acceptance among all targeted groups. If the market fails to continue to develop, or develops more slowly than we expect, our ability to commence or continue generating revenues could be reduced.

Integrative medicine and the provision of information and services related to natural and traditional health care through the Internet is an emerging yet competitive industry and many of our competitors have greater resources that may enable them to compete more effectively.

The markets in which we operate are intensely competitive, continually evolving and, in some cases, subject to rapid change.  We face competition from numerous other companies, both in attracting users and in generating revenue from advertisers. We compete with online services and Web sites that provide health-related information, including both commercial sites and not-for-profit sites. Since there are no substantial barriers to entry into the markets in which we participate, we expect that competitors will continue to enter these markets. These competitors include more established companies like yahoo.com and msn.com that provide general-purpose consumer online services and portals and other high-traffic Web sites that include healthcare-related and non healthcare-related content and services.  Our competitors also include more specialized providers of online services, tools and applications for healthcare consumers, such as WebMD, iVillage.com, DrKoop.com, drugs.com, eMedicine.com and Realage.com. We also face competition from governmental and non-profit sites, such as NIH.com and medline.com.

Other competitors for advertising revenue include:

•
Publishers and distributors of traditional online media, including television and magazines targeted to consumers, as well as print journals and other specialized media targeted to healthcare professionals, many of which have established or may establish their own Web sites or partner with other Web sites;

•	Online medical conferences, CME programs and symposia; and
•	Vendors of healthcare information, products and services distributed through other means, including direct sales, mail and fax messaging.

Competitors for the attention of healthcare professionals and consumers seeking integrative medicine information include:

•	The competitors for advertisers described above; and
•	Public sector, non-profit and other Web sites, including some Web sites maintained by our clients, that provide healthcare information without advertising or sponsorships from third parties.

Our website will also compete with various providers and vendors in the licensing of content and in the sale of decision-support services and personal health calculators. Our competitors in this market include:

•	Providers of decision-support tools, such as Hewitt Associates LLP and Subimo, LLC;
•	Wellness and disease management vendors, including the Mayo Foundation for Medical Education and Research and Staywell Productions/MediMedia USA, Inc.;
•	Suppliers of online health management applications, including HealthMedia, Health A-Z and Consumer Health Interactive; and
•	Health information services and health management offerings of health plans and their affiliates, including those of Humana, Aetna and United Healthcare.

Many of our competitors have greater financial, technical, product development, marketing and other resources than we do. These organizations may be better known than we are and have more customers or users than we do. Many companies with business plans based on providing healthcare information through the Internet have failed to be profitable and some have filed for bankruptcy and/or ceased operations. We have earned limited income since inception and even if demand from users exists, we cannot assure you that our business will be profitable.  We cannot provide assurance that we will be able to compete successfully against these organizations or any alliances they have formed or may form.

We are not yet generating revenue through the sale of advertising and we cannot predict when we will be in a position to do so, which could materially affect our ability to generate significant revenues.

We are not yet selling advertising on our website and we cannot predict when we will be in a position to seek revenues through advertising. At the current time, traffic to our website is not currently sufficient to command the level of advertising revenue we have deemed sufficient for operation.  Advertisers frequently base payments on the volume of traffic to a website and the first price paid by an advertiser may determine the price we could command once traffic to our website increases.  We will seek advertising revenues after traffic to our website ensures that we can command advertising contracts at a higher price.  There is no guarantee that traffic to our website will ever be significant enough to command higher prices for advertising than at the current time.  Even if traffic to our website increases significantly we cannot guarantee that we will ever be able to generate significant revenue from advertising.

If we are unable to provide content, products and services that attract and retain users to HealthTalk Live at a level that is attractive to advertisers, our revenues will be reduced.

We believe that interest in our website will be based on our ability to make available natural and traditional health information, health care tools and other personalized services that meet the needs of our users. Our ability to do so depends, in turn, on:

•	Our ability to attract and retain qualified experts and independent writers that provide content that suits user demand and interest.
•	Our ability to attract moderators and experts that provide accurate and quality content to our users.
•	Our ability to monitor and respond to increases and decreases in user interest in specific topics.

We cannot assure you that we will be able to continue to develop or acquire needed content at a reasonable cost. We do not currently have written contracts with our content providers and experts.  If we are unable to provide content that attracts and retains users at a level that is attractive to advertisers, our revenues will be reduced. In addition, our ability to deploy new interactive tools and other features will require us to continue to improve the technology underlying our Web site. The required changes may be significant and expensive, and we cannot assure you that we will be able to execute them quickly and efficiently.

Adoption and reliance on integrative medicine and traditional health care techniques may fail to expand and attract new adherents and consumers.

The healthcare industry has changed significantly in recent years to include increasing numbers of consumers and experts seeking to adopt integrative medicine. We believe that a significant number of consumers increasingly continue to seek out and rely on integrative medicine, natural medicines and traditional medicines. However, the timing and impact of developments in the healthcare industry are difficult to predict and there is no assurance that this trend will continue. We cannot assure you that the market for our services will continue to exist at current levels or that we will have adequate technical, financial and marketing resources to react to and additional changes in the market.

We may not be able to attract visitors to our Web site on a consistent basis, which could adversely effect on our results of operations.

Since users of our website may be attracted to HealthTalkLive.com as the result of a specific condition or for a specific purpose, it is difficult for us to predict the rate at which users will continue to pay for our services. Further, users of our services may have access to numerous other online and offline sources of healthcare information services.  Because we generate revenues by, among other things, selling premium memberships which give users access to specific content and services on our site, a decline in user traffic levels or a reduction in the number of pages viewed by users could cause our revenues to decrease and could have a material adverse effect on our results of operations.

Any decrease in the volunteer participation of medical and natural health experts in our website services could significantly increase our costs and may materially affect our earnings.

Our operations depend heavily on the willingness of experts and professionals to provide their expertise to our members for little or no cost. We currently have no binding contract, agreement or commitment to acquire these services and rely on unpaid participation by professionals and experts. However, if professionals and experts we rely on are unable or unwilling to provide us with their expertise on terms favorable to us, we may be unable profitably provide our services. This could result in a decrease in profit and damage to our reputation in our industry. In the event that our costs of acquiring and maintaining the participation of these experts increases we may not be able to pass these higher costs on to our customers in full or at all. Any increase in the prices for this participation could materially increase our costs and therefore lower our earnings.

Our revenues will decrease if there is less demand for information on integrative medicine or natural and traditional health care.

We are subject to the general changes in economic conditions affecting the purchase of services related to integrative medicine or natural and traditional health care. Demand for our products and services may be typically affected by a number of economic factors, including, but not limited to, consumer demand for the type of information and services we will provide. If there is a decline in demand for our services, our revenue will likewise decrease.

Our focus on providing information and services related to integrative medicine and natural and traditional health care does not permit us to spread our business risks among different business segments and, thus, a disruption in subscription for our services or the in the health care information industry would harm us more immediately and directly than if we were diversified.

We operate mainly in the provision of health care information services, and we do not expect this to change materially in the foreseeable future. Without business line diversity, we will not be able to spread the risk of our operations. Therefore, our business opportunities, revenue and income could be more immediately and directly affected by disruptions from such things as decreasing interest in the types of information we provide, payment disruptions and customer rejection of our specific platform. If there is a disruption as described above, our revenue and income will be reduced, and our business operations may have to be scaled back.

Risks Related to Use of the Internet and to Our Technological Infrastructure

Our users depend on Internet service providers, online service providers and other Web site operators to access our online services.

Users of our Web-based services depend on Internet service providers, online service providers and other Web site operators for access to our Web sites. Many of these providers have experienced significant outages in the past and could experience outages, delays and other difficulties in the future due to system failures unrelated to our systems. Any significant interruptions in our services or increases in response time could result in a loss of potential or existing users of and advertisers on our Web site and, if sustained or repeated, could reduce the attractiveness of our Web-based services.

We rely on bandwidth providers, data center providers, other third parties and our own systems for key aspects of the process of providing products and services to our users, and any failure or interruption in the services provided by these third parties or our own systems could harm our business.

Our online services are designed to operate 24 hours a day, seven days a week, without interruption. However, we have experienced and expect that we will experience interruptions and delays in services and availability from time to time. We rely on internal systems as well as third party vendors, including data center providers and bandwidth providers, to provide our online services. We do not maintain redundant systems or facilities for some of these services. In the event of a catastrophic event at one of our data centers, we may experience an extended period of system unavailability, which could negatively impact our relationship with users and adversely affect our brand and our business.

To operate without interruption, both our service providers and we must guard against:

•	Damage from fire, power loss and other natural disasters;
•	Communications failures;
•	Software and hardware errors, failures and crashes;
•	Security breaches, computer viruses and similar disruptive problems; and
•	Other potential interruptions.

Any disruption in the network access or co-location services provided by these third party providers or any failure of or by these third party providers or our own systems to handle current or higher volume of use could significantly harm our business. We exercise little control over these third party vendors, which increases our vulnerability to problems with services they provide.

Any errors, failures, interruptions or delays experienced in connection with these third party technologies and information services or our own systems could negatively impact our relationships with users and adversely affect our brand and our business and could expose us to liabilities to third parties. Although we maintain insurance for our business, the coverage under our policies may not be adequate to compensate us for all losses that may occur. In addition, we cannot provide assurance that we will continue to be able to obtain adequate insurance coverage at an acceptable cost.

Implementation of changes in hardware and software platforms used to deliver our online services may result in performance problems and may not provide the additional functionality that was expected

From time to time, we may need to implement changes to the hardware and software platforms we use for providing our online services. During and after the implementation of those changes, a platform may not perform as expected, which could result in interruptions in operations, an increase in response time or an inability to track performance metrics. Any significant interruption in our ability to operate any of our online services could have an adverse effect on our relationships with users and clients and, as a result, on our financial results.

We rely on a combination of purchasing, licensing, internal development, and acquisitions to develop our hardware and software platforms. Our implementation of changes in these platforms may cost more than originally expected, may take longer than originally expected, and may require more testing than originally anticipated. In addition, we cannot provide assurance that changes in these platforms will provide the additional functionality and other benefits that were originally expected.

Risks Related to the Legal and Regulatory Environment in Which We Operate

Government regulation of the Internet could adversely affect our business.

The Internet and its associated technologies are subject to government regulation. Our failure, or the failure of our business partners or third party providers, to accurately anticipate the application of laws and regulations affecting our services and the manner in which we deliver them, or any other failure to comply, could create liability for us, result in adverse publicity and negatively affect our business. In addition, new laws and regulations, or new interpretations of existing laws and regulations, may be adopted with respect to the Internet or other online services covering user privacy, patient confidentiality, consumer protection and other issues, including pricing, content, copyrights and patents, distribution and characteristics and quality of products and services. We cannot predict whether these laws or regulations will change or how such changes will affect our business.

Government regulation of healthcare creates risks and challenges with respect to our compliance efforts and our business strategies.

The healthcare industry is highly regulated and is subject to changing political, legislative, regulatory and other influences. Existing and new laws and regulations affecting the healthcare industry could create unexpected liabilities for us, cause us to incur additional costs and restrict our operations. Many healthcare laws are complex and their application to specific products and services may not be clear. In particular, many existing healthcare laws and regulations, when enacted, did not anticipate the healthcare information services that we provide. However, these laws and regulations may nonetheless be applied to our products and services. Our failure to accurately anticipate the application of these laws and regulations, or other failure to comply, could create liability for us, result in adverse publicity and negatively affect our businesses. Some of the risks we face from healthcare regulation are as follows:

Regulation of Drug and Medical Device Advertising and Promotion

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HealthTalk Live provides services that will involve advertising and promotion of natural and traditional healthcare and integrative medicine. Any increase in regulation of these areas by the Federal Food and Drug Administration, or the FDA, or the Federal Trade Commission, or the FTC, could make it more difficult for us to contract for sponsorships and advertising. It is also possible that new laws would be enacted that impose restrictions on advertising and promotion of natural and traditional health care products. Although we will rely substantially on the volume of our website traffic to drive advertising revenue, our advertising revenues could be materially reduced by additional restrictions on the advertising of prescription drugs and medical devices to consumers, whether imposed by law or regulation or by policies adopted by industry members.

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If the FDA or the FTC finds that any information on our Web sites violate FDA or FTC regulations, they may take regulatory or judicial action against us or the advertiser or sponsor of that information. State attorneys general may also take similar action based on their state’s consumer protection statutes.

We face potential liability related to the privacy and security of personal information we collect from consumers.  If the systems we use to provide online services experience security breaches or are otherwise perceived to be insecure, our business could suffer.

Internet user privacy has become a major issue both in the United States and abroad. We have privacy policies posted on our Web sites that we believe comply with applicable laws requiring notice to users about our information collection, use and disclosure practices. However, whether and how existing privacy and consumer protection laws in various jurisdictions apply to the Internet is still uncertain and may take years to resolve. Any legislation or regulation in the area of privacy of personal information could affect the way we operate our Web site and could harm our business. Further, we cannot assure you that the privacy policies and other statements on our Web sites or our practices will be found sufficient to protect us from liability or adverse publicity relating to the privacy and security of personal information.

Third parties may claim that we are infringing their intellectual property, and we could suffer significant litigation or licensing expenses or be prevented from providing certain services, which may harm our business.

We could be subject to claims that we are misappropriating or infringing intellectual property or other proprietary rights of others. These claims, even if not meritorious, could be expensive to defend and divert management’s attention from our operations. If we become liable to third parties for infringing these rights, we could be required to pay a substantial damage award and to develop non-infringing technology, obtain a license or cease selling the products or services that use or contain the infringing intellectual property. We may be unable to develop non-infringing products or services or obtain a license on commercially reasonable terms, or at all. We may also be required to indemnify our customers if they become subject to third party claims relating to intellectual property that we license or otherwise provide to them, which could be costly.

We may be subject to claims brought against us as a result of content we provide.

Consumers access health-related information through our online services, including information regarding particular medical conditions and possible adverse reactions or side effects from medications. If our content, or content we obtain from third parties, contains inaccuracies, it is possible that consumers, employees, health plan members or others may sue us for various causes of action. Although our Web sites contain terms and conditions, including disclaimers of liability, that are intended to reduce or eliminate our liability, the law governing the validity and enforceability of online agreements and other electronic transactions is evolving. We could be subject to claims by third parties that our online agreements with consumers and physicians that provide the terms and conditions for use of our public or private portals are unenforceable. A finding by a court that these agreements are invalid and that we are subject to liability could harm our business and require costly changes to our business.

We have editorial procedures in place to provide quality control of the information that we publish or provide. However, we cannot assure you that our editorial and other quality control procedures will be sufficient to ensure that there are no errors or omissions in particular content. Even if potential claims do not result in liability to us, investigating and defending against these claims could be expensive and time consuming and could divert management’s attention away from our operations. In addition, our business is based on establishing the reputation of our portals as trustworthy and dependable sources of healthcare information. Allegations of impropriety or inaccuracy, even if unfounded, could therefore harm our reputation and business.

Risks Related to Management and Personnel

We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of Johnie Yawn and Vicki Yawn. If we lose their services or if they fail to perform in their current positions, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the product acquisition, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

Our management has limited experience in managing the day-to-day operations of a public company and, as a result, we may incur additional expenses associated with the management of our company.

Johnie Yawn and Vicki Yawn are responsible for the operations and reporting of our company. The requirements of operating as a small public company are new to the management team and the employees as a whole. This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Because Mr. Yawn as our principal financial and accounting officer does not possess public reporting company financial and accounting expertise, our ability to prepare financial statements required of SEC reporting companies may be more difficult and expensive, particularly if we are required to hire and pay for outside accounting personnel with such financial and accounting expertise, which could reduce the funds available to devote to business development and thus adversely affect investors.

Mr. Yawn as our principal financial and accounting officer does not possess public reporting company financial and accounting expertise. Therefore, our ability to prepare financial statements required of SEC reporting companies may be more difficult and expensive, particularly if we are required to hire and pay for outside accounting personnel with such financial and accounting expertise, which could reduce the funds available to devote to business development and thus adversely affect investors.

We may find material weaknesses in our internal controls over financial reporting and disclosure controls and procedures, particularly in that Mr. Yawn as our principal financial and accounting officer does not possess public reporting company financial and accounting expertise, which could make our ability to institute internal controls over financial reporting and disclosure required of SEC reporting companies more difficult and expensive, particularly if we are required to hire and pay for outside accounting personnel with expertise in designing and implementing internal controls over financial reporting and disclosure controls and procedures, which could reduce the funds available to devote to business development and thus adversely affect investors.

We may find material weaknesses in our internal controls over financial reporting and disclosure controls and procedures, particularly in that Mr. Yawn as our principal financial and accounting officer does not possess public reporting company financial and accounting expertise, which could make our ability to institute internal controls over financial reporting and disclosure required of SEC reporting companies be more difficult and expensive, particularly if we are required to hire and pay for outside accounting personnel with expertise in designing and implementing internal controls over financial reporting and disclosure controls and procedures, which could reduce the funds available to devote to business development and thus adversely affect investors.

We may have to cease operations if Johnie and/or Vicki Yawn demand immediate repayment of their loans to us as we would have to use all available capital to repay the debt and would have no funds available to continue operations.

The Company as of June 30, 2013 owes $55,000.00 to Johnie and Vicki Yawn from previous loans for operations. These loans were made on an oral basis without interest, due upon demand. Management is under no obligation to loan the Company additional funds for operations. If Johnie and Vicki Yawn exercise their rights under the loan agreement and demand immediate repayment of all sums due, it is currently unlikely that the Company has the resources to make such repayments and may not have such resources in the future if such demand were made, which in the worst case could cause the Company to have to cease operations as the Company would have no funds available to continue operations.

Risks Related to the Market for our Stock

Investors may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws.

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future.

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a "manual exemption." This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations.  We may not be able to secure a listing containing all of this information.  Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions.  We anticipate that our common stock will become a “penny stock”, and we will become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Sales of our common stock under Rule 144 could reduce the price of our stock.

There are 1,977,585 shares of our common stock held by non-affiliates and 30,000,000 shares held by affiliates, which Rule 144 of the Securities Act of 1933 defines as restricted securities.

1,030,000 of our shares held by non-affiliates and 50,000 shares held by non-management affiliates are being registered in this offering, however the remaining non-affiliate shares as well as all of the remaining affiliates’ shares will still be subject to the resale restrictions of Rule 144.  In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, none of which are independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by the board of directors as a whole. Only one member of the board of directors is an independent director. Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Certain of our stockholders hold a significant percentage of our outstanding voting securities which could reduce the ability of minority shareholders to effect certain corporate actions.

Our officers, directors and majority shareholders are the beneficial owners of approximately 94.58% of our outstanding common stock. As a result, they possess significant influence and can elect a majority of our board of directors and authorize or prevent proposed significant corporate transactions. Their ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Even if we are no longer an emerging growth company under the JOBS Act, we are permitted to use the scaled disclosure requirements for executive compensation and are not required to have an attestation of our internal controls over financial reporting as a smaller reporting company. We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock held by non-affiliates exceeds $700 million as of any March 31 before that time, in which case we would no longer be an emerging growth company as of the following March 31. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Because we will not register our common stock under Section 12(g) of the Exchange Act until March 2014, we will be subject to periodic reporting requirements only under Section 15(d), which requirements are less extensive than those applicable to a fully reporting company that has registered a class of securities under Section 12 of the Exchange Act and thus there will be less publicly available information available to investors during such time.

As noted below, as we will not register our common stock under Section 12(g) of the Exchange Act until March 2014, we will be subject to periodic reporting requirements under Section 15(d) which are less extensive than those applicable to a fully reporting company that has registered a class of securities under Section 12 of the Exchange Act until such date. For example, as a Section 15(d) reporting company, we are not subject to the proxy rules, short-swing profits prohibitions, and reporting requirements under Sections 13(d) and (g) of the Exchange Act that we would be if we did register our common stock under Section 12(g) of the Exchange Act prior to March 2014 and thus there will be less publicly available information available to investors during such time.

If we do not file a registration statement under Form 8-A to become subject to the reporting requirements under Section 12 of the Exchange Act prior to March 31, 2014, the end of our first full fiscal year during which time we are required to file periodic reports with the SEC under Section 15(d) of the Exchange Act [including an annual report on Form 10-K for the fiscal year ended March 31, 2014], our periodic reporting obligations under Section 15(d) will be suspended in the event the number of record shareholders is less than 300, which could adversely affect investors in that less information would be available and we could lose the qualification of our securities to be quoted on the OTC Market.

If we do not file a registration statement under Form 8-A to become subject to the reporting requirements under Section 12 of the Exchange Act prior to March 31, 2014, the end of our first full fiscal year during which time we are required to file periodic reports with the SEC under Section 15(d) of the Exchange Act [including an annual report on Form 10-K for the fiscal year ended March 31, 2014], our periodic reporting obligations under Section 15(d) will be suspended in the event the number of record shareholders is less than 300, which could adversely affect investors in that less information would be available and we could lose the qualification of our securities to be quoted on the OTC Market. Specific adverse consequences to investors in the event your reporting obligations under Section 15(d) are suspended include but are not limited to the fact that we may only be required to file the annual report for the fiscal year in which your registration statement is declared effective. In light of our current low number of holders of record and limited number of shares for offered upon resale, there is a reasonable likelihood that your reporting obligations may be suspended if you do not file an Exchange Act registration statement on Form 8-A prior to March 31, 2013, the expiration of our first full fiscal year in which this registration statement is declared effective.

Special Information Regarding Forward Looking Statements

Some of the statements in this prospectus are “forward-looking statements.”  These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, among others, the factors set forth above under “Risk Factors.”  The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements.  We caution you not to place undue reliance on these forward-looking statements.  We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments.  However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer and as an issuer of penny stocks.  Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

USE OF PROCEEDS

Not applicable.  We will not receive any proceeds from the sale of shares offered by the selling shareholders.

DETERMINATION OF OFFERING PRICE

Our management has determined the offering price for the selling shareholders' shares. The price of the shares we are offering was arbitrarily determined based upon the prior offering price in our private placement. We have no agreement, written or oral, with our selling shareholders about this price. Based upon oral conversations with our selling shareholders, we believe that none of our selling shareholders disagree with this price. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered were:

•	Our lack of significant revenues
•	Our growth potential
•	The price we believe a purchaser is willing to pay for our stock

The offering price does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING SHAREHOLDERS

The selling security holders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon termination of this offering.

We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling security holders. None of our selling security holders is or is affiliated with a broker-dealer. All selling security holders may be deemed underwriters.

Name of Shareholders	Total Shares Owned	Shares Registered	Remaining Shares if All Registered Shares Sold [1]	% Before Offering	% After Offering	Material Transactions with Selling Shareholder in past 3 years (incl. nature of services provided and dates provided) [7]
Rahim Zabihi [2]	100,000	50,000	50,000	*	*	Member or Site or Related to Member of Site prior to investing
Neda Seyhounzadeh [3]	100,000	50,000	50,000	*	*	Member or Site or Related to Member of Site prior to investing
Heather McEwen	500,000	50,000	450,000	1.56	1.41	Member or Site or Related to Member of Site prior to investing
Lisa Fisher	30,000	30,000	0	*	*	Member or Site or Related to Member of Site prior to investing
Simon Shahan & Tammy Shahan [4]	30,000	30,000	0	*	*	Member or Site or Related to Member of Site prior to investing
Tony A. Mc. Donald & Paula K. McDonald	130,000	50,000	80,000	*	*	Member or Site or Related to Member of Site prior to investing
Robin J. Welborn & Oranette M. Welborn	30,000	30,000	0	*	*	Member or Site or Related to Member of Site prior to investing
Douglas T. James	9,000	9,000	0	*	*	Member or Site or Related to Member of Site prior to investing
Ann Chrissley	5,000	5,000	0	*	*	Member or Site or Related to Member of Site prior to investing
David Jones	2,500	2,500	0	*	*	Member or Site or Related to Member of Site prior to investing
Valerie W. Woodard	2,500	2,500	0	*	*	Member or Site or Related to Member of Site prior to investing
David Sadring	15,000	15,000	0	*	*	Member or Site or Related to Member of Site prior to investing
Frank Molloy	150,000	50,000	100,000	*	*	Prior Legal Counsel
Helen Pensanti	5,000	5,000	0	*	*	Member or Site or Related to Member of Site prior to investing
Karen Allison	5,000	5,000	0	*	*	Member or Site or Related to Member of Site prior to investing
Timothy Meikle & Angela Meikle	25,000	25,000	0	*	*	Member or Site or Related to Member of Site prior to investing
Arthur S. Nobuyuki & Tamiko Nobuyuki	100,000	50,000	50,000	*	*	Member or Site or Related to Member of Site prior to investing

Michael Phillips	5,000	5,000	0	*	*	Member or Site or Related to Member of Site prior to investing
Shawn Youngquist & Meredith Youngquist	20,000	20,000	0	*	*	IT Consultant and spouse
Peter W. Apel	20,000	20,000	0	*	*	Member or Site or Related to Member of Site prior to investing
James B. Caldwell &Verda Caldwell	30,000	30,000	0	*	*	Member or Site or Related to Member of Site prior to investing
Roxanne L. Stoneburg	10,000	10,000	0	*	*	Member or Site or Related to Member of Site prior to investing
Robert Richardson & Cathy Richardson	20,000	20,000	0	*	*	Member or Site or Related to Member of Site prior to investing
Lorna Ann Walker	5,000	5,000	0	*	*	Member or Site or Related to Member of Site prior to investing
Gary Croteau [6]	50,000	50,000	0	*	*	Member or Site or Related to Member of Site prior to investing
Lori Swiderski	5,000	5,000	0	*	*	Member or Site or Related to Member of Site prior to investing
Mark Sisselman	50,000	50,000	0	*	*	Member or Site or Related to Member of Site prior to investing
Rex Bolling & Judy Bolling	10,000	10,000	0	*	*	Member or Site or Related to Member of Site prior to investing
Valentina Sawelenjo	5,000	5,000	0	*	*	Member or Site or Related to Member of Site prior to investing
Jacqueline Cervantes	5,000	5,000	0	*	*	Member or Site or Related to Member of Site prior to investing
Jill Croteau [6]	5,000	5,000	0	*	*	Member or Site or Related to Member of Site prior to investing
Thomas E. Adams	5,000	5,000	0	*	*	Member or Site or Related to Member of Site prior to investing
Roger Beauchemin	20,000	20,000	0	*	*	Member or Site or Related to Member of Site prior to investing
Mark A Long	40,000	40,000	0	*	*	Member or Site or Related to Member of Site prior to investing
Ronald A Croteau [6]	10,000	10,000	0	*	*	Member or Site or Related to Member of Site prior to investing
Martin J. Long	60,000	50,000	10,000	*	*	Member or Site or Related to Member of Site prior to investing
Kassahun Hailu	5,000	5,000	0	*	*	Member or Site or Related to Member of Site prior to investing
Doreen Loiars	5,000	5,000	0	*	*	Member or Site or Related to Member of Site prior to investing
Randy & Donna Erwin	20,000	20,000	0	*	*	Member or Site or Related to Member of Site prior to investing
Victoria Cart	15,000	15,000	0	*	*	Member or Site or Related to Member of Site prior to investing
J. Peter McEwen, III	15,000	15,000	0	*	*	Member or Site or Related to Member of Site prior to investing
Frederick Harrid & Rosa Harrid	20,000	20,000	0	*	*	Member or Site or Related to Member of Site prior to investing
Johnie M. Yawn & Vicki L. Yawn [5]	30,000,000	50,000	29,950,000	93.82	93.66	Member or Site or Related to Member of Site prior to investing
Emily George Allen & Sean A. Allen	25,000	25,000	0	*	*	Member or Site or Related to Member of Site prior to investing
Michael T. Williams	79,292	25,000	54,292	*	*	Legal Counsel
Todd Feinstein	79,293	25,000	54,293			Legal Counsel
Richard Oravec	100,000	50,000	50,000	*	*	Public Relations Consultant
TOTAL	31,977,585	1,079,000	30,898,585

[1] Assuming sale of all shares registered hereunder.

[2] Shares owned as follows: Rahim Zabihi owner of 100,000 shares individually; Rahim Zabihi as father of Milaan Cyrus Zabihi is beneficial owner of 40,000 jointly with Neda Seyhounzadeh for Milaan Cyrus Zabihi under Uniform Gifts to Minors Act. The 40,000 shares so beneficially owned are not included in Rahim Zabihi’s 100,000 shares in this Chart. See Note 3 below.

[3] Shares owned as follows: Neda Seyhounzadeh owner 60,000 individually; Neda as mother of Milaan Cyrus Zabihi beneficial owner of 40,000 shares jointly with Rahim Zabihi for Milaan Cyrus Zabihiunder Uniform Gifts to Minors Act. Thus the “Total Shares Owned” by Neda Seyhounzadeh in the table above include the 40,000 shares jointly with Rahim Zabihi for Milaan Cyrus Zabihiunder Uniform Gifts to Minors Act and the total for Neda Seyhounzadeh is 100,000 shares. Of the 50,000 shares being registered in this line on the chart, all are for Neda Seyhounzadeh. Thus no shares owned by Neda Seyhounzadeh jointly with Rahim Zabihi for Milaan Cyrus Zabihiunder Uniform Gifts to Minors Act are being registered for resale in this offering.

[4] Shares owned as follows: Simon Shahan & Tammy Shahan joint owners with rights of survivorship of 20,000 shares. Simon Shahan & Tammy Shahan as father and mother of Sarah Shahan are beneficial owners of 5,000 shares for their minor child Sarah Shahan. Simon & Tammy Shahan as father and mother of Michael Shahan are beneficial owners of 5,000 shares for their minor child Michael Shahan.

[5] Shares owned as followed. Johnie Yawn owns 15,000,000 shares individually and is the beneficial owner of an additional 15,000,000 shares owned by his wife Vicki Yawn. Vicki Yawn owns 15,000,000 shares and is the beneficial owner of an additional 15,000,000 shares held by her husband Johnie Yawn.

[6] Although these individuals have the same last name, the do not share the same address. Ronald is no relation to Gary or Jill.

Share Issuances

On April 1, 2011 the Company issued 15,000,000 shares of common stock to each of the two founders of the Company Johnie and Vicki Yawn for a total issuance of 30,000,000 shares. The shares were valued at par value of $.001 and were paid through reduction in debt owed the founders in the amount of $30,000.

On January 26, 2012 the Company issued 100,000 shares of common stock to Frank Molloy, principal of Hunter, Molloy and Salcido LLP in exchange for legal services at start-up valued at $10,000.

From April 1, 2011 to March 31, 2012, there were an additional 424,000 shares of common stock issued to 22 non-affiliated accredited investors at $.10 per share for a total of $42,400.  Two of these investors are non-U.S. investors.

We initially offered these securities to 68 potential investors.  We had a pre-existing relationship with every offeree for 10 years or more as customers of our business or otherwise business associates or personal friend.  The offer was made via a personal letter offering shares only to accredited investors at $.10 per share.  There was no minimum or maximum purchase requirement.  If an offeree responded, they were sent an Accredited Investor Questionnare and a separate Stock Subscription Agreement with the terms set forth above.  All 22 investors described in the paragraph above completed the Accredited Investor Questionnaire indicating that they were Accredited Investors.  The Accredited Investor Questionnaire and the Subscription Agreement are filed as exhibits to this registration statement.

We continued the offering described above on the same terms into the next fiscal year, and during that fiscal year from April 1, 2012 to February 14, 2013 an additional 1,135,000 shares were sold at $.10 per share to 43 non-affiliated accredited investors for $113,500.  We did not send a new letter in this fiscal year; people who had received the letter described in the paragraph above decided to delay an investment decision into this fiscal year.  Just as with offerees in the prior fiscal year, we had a pre-existing relationship with every offeree during this fiscal year for 10 years or more as customers of our business or otherwise business associates or personal friend.  All except four of these investors had received the same offering letter as investors in the prior fiscal year.  No new persons were sent another letter. Of these 43 investors, eight (8) had purchased in the prior fiscal year and were purchasing additional shares.   An additional one of this 43 was Shawn Youngquist, to whom additional shares for services were issued at a subsequent date as described below.   Of the remaining 34 investors, 30 had received the original offering letter but hadn’t purchased in the prior fiscal year.  The remaining four investors were contacted by existing shareholders rather than by the letter.  We only accepted their subscriptions because although we didn’t send them the original letter, we had a preexisting relationship with these four for at least 10 years prior as customers and or people we had done business with.  All of the new investors were sent an Accredited Investor Questionnare and a separate Stock Subscription Agreement with the terms set forth above.  All of these 34 investors investing cash completed the Accredited Investor Questionnaire indicating that they were Accredited Investors.

We believed that Section 4(2) of the Securities Act of 1933 was available because the offering involved transactions by an issuer not involving any public offering in that:

•	Offers were only made by officers of the Company in compliance with all the provisions of Rule 3(a)4-1.
•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	No stock certificates were issued but we treated the shares as restricted in our books and records.
•	The offering was made to a very limited number of individuals, well under 100, and over a two fiscal year period.
•	We had a pre-existing relationship with every offeree for 10 years or more as customers of our business or otherwise business associates or personal friend.
•	We offered to answer any questions an offeree might have before they invested.
•	Only persons investing cash who completed the Accredited Investor Questionnaire indicating that they were Accredited Investors were accepted as investors.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

●	None of these issuances involved underwriters, underwriting discounts or commissions.
●	No stock certificates were issued but we treated the shares as restricted in our books and records.
●	No offers or sales of stock under the Regulation S offering were made to persons in the United States.
●	No direct selling efforts of the Regulation S offering were made in the United States.

On June 4, 2012 the Company issued 50,000 shares of common stock to Frank Molloy, principal of Hunter, Molloy and Salcido LLP in exchange for legal services with whom the Company had pre-existing relationships

On July 31, 2012 the Company issued 10,000 shares to Shawn Youngquist in exchange for consulting services valued at $1,000 based upon a shortly previous offering of common stock for cash at $.10 per share.

On June 26, 2013 the Company issued 158,585 shares to Michael T. Williams and Todd Feinstein, principal and previous of counsel, respectively, to Williams Securities Law Firm in exchange for legal services valued at $15,858.  They also issued 100,000 shares to Richard Oravec in exchange for financial consulting services valued at $10,000. The valuation was based upon a shortly previous offering of common stock for cash at $.10 per share.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to service providers in that there was a limited number of persons to whom stock for services was issued and there was no general advertising or solicitation, such that the issuance of shares for services was completely separate from of offering of shares for cash as described above.

All shares sold for cash we sold pursuant to a subscription agreement filed as Exhibit 4.2. All shareholder rights are set for therein or are subject to the laws of the state of Nevada for shareholders of Common Stock.

Table of Detailed Information Concerning Shareholders

NAME OF SHAREHOLDER	How shareholder known prior to investment	Transaction Date	The amount of Securities Sold	Price per Share	Total Consideration Received From Shareholder	How Paid
Rahim Zabihi	Pre-Existing Relationship: Already Customer from Website prior to investment date	May 26, 2012	100,000	$0.10	$10,000.00	Check
Neda Seyhounzadeh - Joint	Pre-Existing Relationship: Already Customer from Website prior to investment date	May 29, 2012	60,000	$0.10	$6,000.00	Check
Milaan Cyrus Zabihi - Joint	Joint Ownership - Related to Investor Pre-Existing Relationship: Already Customer from Website prior to investment date	May 29, 2012	40,000	$0.10	$4,000.00	Check
Heather McEwen	Pre-Existing Relationship: Already Customer from Website prior to investment date	February 8, 2013	500,000	$0.10	$50,000.00	Check
Lisa Fisher	Pre-Existing Relationship: Already Customer from Website prior to investment date	August 18, 2011	30,000	$0.10	$3,000.00	Check
Simon Shahan - Joint	Already Customer from Website prior to investment date	August 31 2011	20,000	$0.10	$2,000.00	Check

Tammy Shahan - Joint	Joint Ownership - Related to Investor with Pre-Existing Relationship in that joint owner is related to investor who was Already Customer from Website prior to investment date	August 31 2011				Joint
Sarah Shahan - Joint	Joint Ownership - Related to Investor with Pre-Existing Relationship in that joint owner is related to investor who was Already Customer from Website prior to investment date	August 31 2011	5,000	$0.10	$500.00	Check
Michael Shahan - Joint	Joint Ownership - Related to Investor with Pre-Existing Relationship in that joint owner is related to investor who was Already Customer from Website prior to investment date	August 31 2011	5,000	$0.10	$500.00	Check
Tony A. McDonald - Joint	Pre-Existing Relationship: Already Customer from Website prior to investment date	November 15, 2012	130,000	$0.10	$13,000.00	Check
Paula K. McDonald - Joint	Joint Ownership - Related to Investor with Pre-Existing Relationship in that joint owner is related to investor who was Already Customer from Website prior to investment date	November 15, 2012				Joint
Robin J. Welborn - Joint	Pre-Existing Relationship: Already Customer from Website prior to investment date	August 20,2012	30,000	$0.10	$3,000.00	Check
Oranette M. Welborn - Joint	Joint Ownership - Related to Investor with Pre-Existing Relationship in that joint owner is related to investor who was Already Customer from Website prior to investment date	August 20, 2012				Joint
Douglas T. James	Already Customer from Website prior to investment date	November 5, 2011	9,000	$0.10	$900.00	Check
Ann Chrissley	Pre-Existing Relationship: Already Customer from Website prior to investment date	November 10, 2011	5,000	$0.10	$500.00	Check
David Jones	Pre-Existing Relationship: Already Customer from Website prior to investment date	November 10, 2011	2,500	$0.10	$250.00	Check
Valerie W. Woodard	Already Customer from Website prior to investment date	December 14, 2011	2,500	$0.10	$250.00	Check
David Sadring	Already Customer from Website prior to investment date	December 5, 2011	15,000	$0.10	$1,500.00	Check
Dr Helen Pensanti	Pre-Existing Relationship: Already Customer from Website prior to investment date	March 20, 2012	5,000	$0.10	$500.00	Check
Karen Allison	Pre-Existing Relationship: Already Customer from Website prior to investment date	March 29, 2012	5,000	$0.10	$500.00	Check
Timothy Meikle	Already Customer from Website prior to investment date	April 16, 2012	25,000	$0.10	$2,500.00	Check

Angela Meikle	Joint Ownership - Related to Investor with Pre-Existing Relationship in that joint owner is related to investor who was Already Customer from Website prior to investment date	April 16, 2012				Joint
Arthur S. Nobuyuki	Pre-Existing Relationship: Already Customer from Website prior to investment date	November 6, 2012	100,000	$0.10	$10,000.00	Check
Tamiko Nobuyuki	Joint Ownership - Related to Investor with Pre-Existing Relationship in that joint owner is related to investor who was Already Customer from Website prior to investment date	November 6, 2012				Joint
Michael Phillips	Pre-Existing Relationship: Already Customer from Website prior to investment date	July 2, 2012	5,000	$0.10	$500.00	Check
Shawn Youngquist	Pre-Existing Relationship: Already Customer from Website prior to investment date	July 10, 2012	10,000	$0.10	$1,000.00	Check
Meredith Youngquist	Joint Ownership - Related to Investor with Pre-Existing Relationship in that joint owner is related to investor who was Already Customer from Website prior to investment date	July 10, 2012				Joint
Apel, Peter W.	Pre-Existing Relationship: Already Customer from Website prior to investment date	August 1, 2012	20,000	$0.10	$2,000.00	Credit Card
James B Caldwell	Pre-Existing Relationship: Already Customer from Website prior to investment date	October 24, 2012	30,000	$0.10	$3,000.00	Credit Card
Verda M Caldwell	Already Customer from Website prior to investment date	October 24, 2012				Joint
Stoneburg, Roxanne L	Pre-Existing Relationship: Already Customer from Website prior to investment date	August 14, 2012	10,000	$0.10	$1,000.00	Check
Richardson, Robert	Pre-Existing Relationship: Already Customer from Website prior to investment date	July 16, 2012	20,000	$0.10	$2,000.00	Check
Richardson, Cathy	Already Customer from Website prior to investment date	July 16, 2012				Joint
Walker, Lorna Ann	Pre-Existing Relationship: Already Customer from Website prior to investment date	August 20,2012	5,000	$0.10	$500.00	Check
Gray Croteau	Pre-Existing Relationship: Already Customer from Website prior to investment date	October 23, 2012	50,000	$0.10	$5,000.00	Check + CC
Lori Swiderski	Already Customer from Website prior to investment date	September 5, 2012	5,000	$0.10	$500.00	Check
Mark Sisselman	Pre-Existing Relationship: Already Customer from Website prior to investment date	September 21, 2012	50,000	$0.10	$5,000.00	Check
Bolling, Rex	Already Customer from Website prior to investment date	October 18, 2012	10,000	$0.10	$1,000.00	Check

Bolling, Judy	Pre-Existing Relationship: Already Customer from Website prior to investment date	October 18, 2012				Joint
Valentina Sawelenjo	Pre-Existing Relationship: Already Customer from Website prior to investment date	September 27, 2012	5,000	$0.10	$500.00	Check
Jacqueline Cervantes	Already Customer from Website prior to investment date	September 3 , 2012	5,000	$0.10	$500.00	Check
Jill Croteau	Pre-Existing Relationship: Already Customer from Website prior to investment date	October 2, 2012	5,000	$0.10	$500.00	Check
Thomas E. Adams	Pre-Existing Relationship: Already Customer from Website prior to investment date	October 5, 2012	5,000	$0.10	$500.00	Check
Roger Beauchemin	Already Customer from Website prior to investment date	October 25, 2012	20,000	$0.10	$2,000.00	Check
Mark A Long	Pre-Existing Relationship: Already Customer from Website prior to investment date	November 28, 2012	40,000	$0.10	$4,000.00	Check + CC
Ronald A Croteau	Pre-Existing Relationship: Already Customer from Website prior to investment date	October 30, 2012	10,000	$0.10	$1,000.00	Check
Martin J. Long	Already Customer from Website prior to investment date	December 3, 2012	60,000	$0.10	$6,000.00	Check
Kassahun Hailu	Pre-Existing Relationship: Already Customer from Website prior to investment date	November 6, 2012	5,000	$0.10	$500.00	Check
Doreen Loiars	Pre-Existing Relationship: Already Customer from Website prior to investment date	November 6, 2012	5,000	$0.10	$500.00	Credit Card
Erwin, Randy	Already Customer from Website prior to investment date	November 30, 2012	20,000	$0.10	$2,000.00	Check
Erwin, Donna	Pre-Existing Relationship: Already Customer from Website prior to investment date	November 30, 2012				Joint
Cart, Victoria	Pre-Existing Relationship: Already Customer from Website prior to investment date	November 10, 2012	15,000	$0.10	$1,500.00	Check
McEwen, J.Peter	Already Customer from Website prior to investment date	February 14, 2013	15,000	$0.10	$1,500.00	Check
Harrid, Frederick	Pre-Existing Relationship: Already Customer from Website prior to investment date	November 8, 2012	20,000	$0.10	$2,000.00	Check
Harrid, Rosa	Pre-Existing Relationship: Already Customer from Website prior to investment date	November 8, 2012				Joint

Emlyn George Allen -Canada	Pre-Existing Relationship: Already Customer from Website prior to investment date	February 21, 2012	25,000	$0.10	$2,500.00	Check
Shaune A. Allen - Canada	Joint Ownership - Related to Investor with Pre-Existing Relationship in that joint owner is related to investor who was Already Customer from Website prior to investment date	February 21, 2012				Joint
Total - Sold for CASH			1,559,000

Yawn, Johnie M	Founder	April 1, 2011	15,000,000			Founder
Yawn, Vicki L	Founder	April 1, 2011	15,000,000			Founder

Molloy, Frank	Service	June 4, 2012	150,000			Service
Youngquist, Shawn	Service	July 31, 2012	10,000			Service

Michael T. Williams	Service	June 26, 2013	79,292			Service
Todd Feinstein	Service	June 26, 2013	79,293			Service
Richard Oravec	Service	June 26, 2013	100,000			Service

Blue Sky

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a "manual exemption”. This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market.  No market may ever develop for our common stock, or if developed, may not be sustained in the future.  Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Selling shareholders are offering up to 1,080,000 shares of common stock. The selling shareholders will offer their shares at $0.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

The securities offered by this prospectus will be sold by the selling shareholders. Selling shareholders in this offering may be considered underwriters.  We are not aware of any underwriting arrangements that have been entered into by the selling shareholders. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions or privately negotiated transactions.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the over the counter bulletin board, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person. We have instructed our selling shareholders that they may not purchase any of our securities while they are selling shares under this registration statement.

Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment to this registration statement disclosing such matters.

OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We anticipate that after this registration statement is declared effective, market makers will enter “piggyback” quotes and our securities will thereafter trade on the OTC Bulletin Board.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings in which we are involved.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The board of directors elects our executive officers annually.  A majority vote of the directors who are in office is required to fill vacancies.  Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officers are as follows:

Name	Age	Position
Johnie M. Yawn	64	President and Director
Vicki L. Yawn	56	Secretary and Director
George Carter	82	Director

Johnie M. Yawn joined HealthTalk Live, Inc at the onset in April 2011. He is the President of Health Talk Live.  Prior to joining HealthTalk Live, Inc. he was the President of VitaGanza Health Foods, LLC from November 2000 to April 2011.

Mr. Yawn was credentialed by the Indiana Counselors Association on Alcohol and Drug Abuse (ICADA) as a Drug and Alcohol Counselor in Indiana from 1980 – 1991. He was also a Certified Alcohol Drug Abuse Prevention (ADAP) Officer in the United States Army from 1972-1976.  In 1978 Mr. Yawn received a BS in Psychology from Marian College, Indianapolis, IN.  In 1982 he received a MA in Psychology from Ball State University, Muncie, Indiana.  In 1985 he received a Ph.D. in Psychology from Great Lakes University.  He does not currently have any other business associations.  As a member of the board, Mr. Yawn contributes his knowledge of the company and a deep understanding of all aspects of our business, products and markets, as well substantial experience developing corporate strategy, assessing emerging industry trends, and business operations.

Vicki L. Yawn joined HealthTalk Live, Inc. at the onset in April 2011.  She is the Vice President and Secretary of Health Talk Live and is also the Co-Host for the HealthTalk Live Talk Show radio program.  Prior to joining HealthTalk Live, Inc. she was the Vice President of VitaGanza Health Foods, LLC from November 2000 to April 2011. She previously acted as co-host for the VitaGanza Health Talk Show radio program.  Ms. Yawn is currently a candidate for a license as a Doctor of Naturopathic Medicine.  She anticipates receiving the license in 2013.  Prior to pursuing a license to practice as a Doctor of Naturopathic Medicine, Ms. Yawn received a Hanna Kroeger Practitioner Certification in 2004 in a program for vibropathic (homeopathic) and herbal combinations.  In 2002 she completed 26 courses in nutrition science at Nature’s Plus University.  Health Talk Live Inc. is her only business activity.  As a member of the board, Mrs. Yawn also contributes her knowledge of the company and a deep understanding of all aspects of our business, products and markets, as well substantial experience developing corporate strategy, assessing emerging industry trends, and business operations.

George W. Carter joined us at the onset in April 2011 as Director.  Prior to joining us, he was the President of George W. Carter and Associates Investments and Insurance from 1966 to 1993. Subsequent to retirement to date he has been a mentor for SCORE (Service Corps Of Retired Executives), giving free, confidential advice to startup businesses. In 1965, he received a BS in Finance Indiana University, Bloomington Indiana.  As a member of the board, Mr. Carter contributes the benefits of his years of executive leadership and management experience and SCORE consulting dealing with businesses like ours.

Corporate Governance

Our board of directors has determined that we have one board member that qualifies as “independent” as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and as defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules, Mr. Carter.

We do not have any standing audit, nominating and compensation committees of the board of directors, or committees performing similar functions.  We do not currently have a Code of Ethics applicable to our principal executive, financial or accounting officer.  All Board actions have been taken by Written Action rather than formal meetings.

Family Relationships

Johnie Yawn, President and Vicki Yawn, Secretary are married.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

●	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

●	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

●
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

●
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

●	Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

●	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.

●	Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.  The business address of the shareholders is Corporate Administrative Services, Inc. 1955 Baring Boulevard, Sparks, NV 89434.

Name	Number of Shares of Common stock	Percentage before offering	Percentage after offering if registered shares sold
Johnie Yawn & Vicki Yawn [1]	30,000,000	93.82%	93.66%
George W. Carter	0	0%	0%
All executive officers and directors as a group [3 persons]	30,000,000	93.82%	93.66%

[1] Shares owned as followed.  Johnie Yawn owns 15,000,000 shares individually and is the beneficial owner of an additional 15,000,000 shares owned by his wife Vicki Yawn.  Vicki Yawn owns 15,000,000 shares and is the beneficial owner of an additional 15,000,000 shares held by her husband Johnie Yawn.  50,000 of such shares are being registered in this offering.

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 31,977,585 shares of common stock outstanding as of June 30, 2013.

DESCRIPTION OF SECURITIES

The following description as a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws.  The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 100,000,000 shares of common stock with $.001 par value per share. As of the date of this registration statement, there were 31,977,585 shares of common stock issued and outstanding held by 63 shareholders of  record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or windup, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

INTEREST OF NAMED EXPERTS

The financial statements for the period from inception on April 1, 2011 to March 31, 2013 included in this prospectus have been audited by Stein & Company, LLP which are independent certified public accountants, to the extent and for the periods set forth in our report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Williams Securities Law Firm, P.A., Tampa, Florida. Michael T. Williams, Esq., principal of Williams Securities Law Firm, P.A., owns 79,292 shares of our common stock, of which 25,000 are being registered in this registration statement. Todd Feinstein, a former contract employee of Williams Securities Law Firm, P.A., owns 79,293 shares of our common stock, of which 25,000 are being registered in this registration statement.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Nevada Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Organization

HealthTalk Live, Inc. (The Company), is a Nevada Corporation formed on April 1, 2011 by its founders, Johnie M. Yawn and Vicki L. Yawn. The principal executive office is located at 1955 Baring Blvd, Sparks, NV 89434. Telephone: 775-358-1412

Business

HealthTalk Live, Inc. engages in more than nominal activities in that it has developed and currently operates a website that provides integrative health and wellness information through its interactive website, www.healthtalklive.com.  E-newsletters are sent out regularly with additional health information to those who subscribe.

We believe that there is a need for preventative and restorative healthcare suggestions, as an adjunct or alternative to modern-day protocols, so that people worldwide can make educated changes to their health regimen that includes correct kinds of diet, exercise and other natural changes to fit specific lifestyles for proper health worldwide

Visitors and members of the website receive varying degrees of access to read and post in the Company’s database, including:

•	Community-based discussion groups in the Live Chat Forum
•
Reference Center, containing a large and growing library of articles discussing various medical issues, cutting-edge treatments, diets, cleanses and other current applications for preventative and proactive health, written by staff and medical professionals (as credited).

•	Current health news from National Institutes of Health (NIH) and other government supported websites (as credited).
•	News articles submitted by staff members and voluntary medical professional associates, based upon information provided by the government and other credited organizations (as credited).
•	Personal health calculators and other tools from Natural Standard Research (www.naturalstandard.com)
•	Surgical videos provided by ORlive (www.orlive.com)

We have three levels of Members on our site:

PLATINUM MEMBERS	SILVER MEMBERS	TRIAL MEMBERS
$ 6.95 per month if paid on a monthly basis.	$ 2.95 per month, no contract	No fee, three-day trial.
$ 34.50 if paid semi-annual payment	—	—
$69.50 if paid annually	—	—

Platinum Members of HealthTalkLive.com receive full access to: reading and posting in the Live Chat Forum, articles in the Reference Center, news articles, health tools and surgical videos, receipt of E-newsletters, as well as discounts from Participating Discount Vendors of fine natural health products. Many Participating Discount Vendors are volunteer guests on the radio program, HealthTalkLIVE Online (including Helen Pensanti, MD, John Young, MD, Frank Jordan of Nutritional Scientific Corporation, Ann McCombs, DO, Leigh Erin Connealy, MD’s PerfectlyHealthy products and RenewLife).

Silver Members of HealthTalkLive.com receive full access to reading and posting in the Live Chat Forum, access to most articles in the Reference Center, full access to News articles, health tools and surgical videos and receive E-newsletters.

Trial Members of HealthTalkLive.com receive, for a limited period of time, full access to reading and posting in the Live Chat Forum and limited access to articles in the Reference Center, full access to News articles, and receive E-newsletters.

We also allow Non-member visitors of HealthTalkLive.com, who receive full access to read (but not post) in the Live Chat Forum, very limited access to articles in the Reference Center, full access to News articles, and only receive E-newsletters if they sign-up for them.

From January 1, 2012 to June 30, 2013, HealthTalkLive.com has received approximately 675,000 Unique Visits from North America, Canada, South America, Europe, Asia and Australia , as of June 30, 2013 (58% United States, 4% Canada, 4% Mexico, South and Central America), 18% Europe, 6% Australia and New Zealand, 9% Asia, 1% Other [Seychelles, Iceland, etc.]). Unique visits are defined as visits that occur when some remote site (individual seeking information through a searching engine) makes a request on our server for the first time.

Unique visits occur when some remote site makes a request for a page on our server for the first time (an IP address). As long as the same site keeps making requests within a given time frame, they will all be considered part of the same visit. If the site makes a request to our server, and the time frame is greater than the specified time period (time period is 24 hours starting at 00:01 hours daily), a new Visit is started and counted, and the sequence repeats. Because only pages will trigger a visit, remotes sites that link to graphic and other non-page URLs will not be counted in the visit totals, reducing the number of false visits.

During the first 12 months after going public, assuming we receive the required funding for which we currently have no contract, agreement or commitment, we anticipate engaging in the following operational activities in addition to our current significant operations:

EVENT	ACTION	ESTIMATED TIME TO COMPLETE	ESTIMATED COST
Hiring Symposium, San Antonio, TX	Attract talent to build new, fully interactive website	6-8 months (prior to launch)	$750,000 - $ 1,000,000
Additional Hiring	Hire forum moderators to cover the website 24 hours a day, seven days a week	1 month (prior to launch)	$600,000 for first year
	Hire staff researchers for radio program, news section, and reference center	4-5 months (prior to launch)	$600,000 for first year
Advertising	TV and Internet campaign	Immediately after going public	500,000 – 700,000
TOTAL			$2,450,000 - $2,900,000

The primary obstacle to implementing this plan would be if we are unable to raise the capital necessary to fund such a large expansion.  We believe that becoming a public company will facilitate our ability to raise some or all of this additional capital.  If we are unable to raise the entire $2,450,000 to $2,900,000 we estimate is necessary for the expansion described above we will use the actual funds raised to hire at least two designers and three programmers. In the event that we do not raise the entire amount million we will also drop all television advertising and focus our efforts on search engine optimization.

As of June 30, 2013, HealthTalkLive.com has $16,413 in cash on-hand. If we maintain operations at current levels, we anticipate we will incur approximately $24,000.00 in additional expenses in the next 12 months. We anticipate additional costs associated with our going and staying public in the next 12 months of approximately $20,000. Accordingly, we estimate a burn rate of $3,700 per month during the next 12 months. These numbers are based on the maintenance of the website and professional expenses. We anticipate funding these anticipated expenses with revenues. From formation on April 1, 2011 through June 30, 2013, the website has generated $12,411 in revenues solely from memberships. If we do not generate enough revenue through memberships and advertising to cover our estimated expenses for the next 12 months, our President Johnie Yawn and our Secretary Vicki Yawn have agreed to loan the Company money to continue operations. The Company as of June 30, 2013 owes $55,000.00 to Johnie and Vicki Yawn from previous loans for operations. These loans were made on an oral basis. They are without interest due on demand, and are expected to be repaid when sufficient cash flows permit.

From formation on April 1, 2011 through June 30, 2013, the website has generated $12,411 in revenues solely from memberships.

Consumer Services

Our goal is to provide an objective and trusted source of information for online services to support consumers in their efforts to employ educated natural, traditional or integrative techniques into their healthcare and lifestyle choices. We believe that our services and resources will appeal to both patients and doctors who want reliable, up-to-date content and advice on integrative medical techniques.

At this time our services are primarily member-based. Non-member users can read posts in the Live Chat Forum, News, receive E-newsletters, read many of the publications in the Reference Center and have some access to Health Tools and Videos. However, in order to post in the Live Chat Forum, read all publications in the Reference Center and access all of the Health Tools and Videos, paid memberships are required.

Community-based Discussion Groups

HealthTalkLive.com provides a discussion area called the Live Chat Forum. Currently, the Live Chat Forum allows HealthTalkLive.com members and medical professionals to communicate 24 hours a day and seven days a week, by posting questions, answers, comments and concerns about physical, mental and even spiritual wellbeing. The site provides users the opportunity for its members to ask questions and receive suggestions from naturopathic health specialists about their health concerns. Medical professionals currently providing answers and information include MDs, PhDs, NDs, dieticians and others in the field of natural health, all of whom donate their time as part of their personal or professional commitments to encouraging individuals to make healthier choices.

We have a social networking component to our website in that the website also allows each member to create a profile, share information about themselves with other members, to communicate between one another privately and receiving notices when a member flags topics of particular interest when additional posts are created under flagged topics.

Our Reference Center is a continuously growing library of articles compiled from various sources ranging from Health Talk Live staff to articles published elsewhere and used with author permission.  All articles relate to health topics related to integrative medicine, modern medical techniques and traditional and holistic health care.

Articles in our Reference Center are made available according to membership status.  Articles reserved for paid members include all articles created by HealthTalk staff and by medical professionals writing for our website.  Articles written by Health Talk staff include references to support data but have not been peer reviewed.

The Reference Center also includes articles from the Food and Drug Administration (FDA), National Institutes of Health (NIH) or other government agencies, which are available free to all users.  Articles written by medical professionals published elsewhere and included in our reference center with author permission are free to all.

The source and arrangements for which we receive our reference material in our library  and whether we purchase or license these materials from other sources, or whether they are copyrighted or available via public domain is as follows:  The two officers/founding members have over 12 years each of practical experience and knowledge in the integrative health products industry after having owned/operated a health food store and while guests, hosts, and guest-hosts, on various radio and television programs about integrative health, during that time. Johnie M. Yawn’s Ph.D. is in Psychology; Vicki L. Yawn is currently working toward her ND after working in the health insurance industry for well over a decade.

All material in the NEWS section is public domain regardless of whether it is authored by us or obtained from the National Institute of Health or Natural Standards, all material from Natural Standards is licensed to us on an annual basis.

Some material in the Reference center is for platinum members however we do not stop its distribution.

For over 12 years, John and Vicki have amassed a large library of health references and engaged in conversations, both personally and through radio and television venues, of and with various published professionals, including, but not limited to, the Drs. Balch, Earl Mindell, R.P.H., Ph.D., Eugene Steiner, R.P.H., Ph.D., Sherry Rogers, MD, Helen Pensanti, MD, John Young, MD, Lorna Walker, Ph.D. Nutritionist, Patrick Quillin, PhD., RD, CNS, Ann McCombs, MD, Leigh Erin Connealy, MD, etc., many of whom post regularly in the Live Chat Forum or create and offer articles for the Reference Center at HealthTalkLive.com. Most remain in private practice. Some are retired or semi-retired and devote some of their time helping people through our website by making suggestions for changes people can make to enhance their health. All the MD’s referenced are members of the AMA.

With respect to our arrangements with doctors and other medical professionals that provide advice through our website and whether we compensate them, offer them services, or we verify their credentials and identities:  Most of the medical professionals who post or provide articles through our website are friends and colleagues for well over a decade. They donate some of their time to help people get healthy. All the MD’s are members of the AMA.

They used to volunteer on our past radio programs as guests, many continue to donate time to other radio and television programs, and many continue to post suggestions from time to time in our Live Chat Forum, and submit articles for our visitors and members to read in the Reference Center.

There is no “arrangement” with any of the professionals who post in the Live Chat Forum, or who submit articles for publication in our Reference Center. We have personally looked up all of the contributors on the internet including their own web pages and professional affiliations. Most have extensive backgrounds such as Dr Helen Pensanti who hosted the TV series Doctor to Doctor for over 20 years.

Anyone who writes articles for submission to the site must do so through us; however, most of them are doctors and nutritionists whom we know and have been associated with professionally for years.

All of those professionals who have become Participating Discount Vendors do gain an advantage by selling their products direct to visitors, as well as Platinum, Trial and Silver members; however all who purchase the products must purchase the products directly through the Participating Discount Vendor (or, in some cases, from their nearest retailer carrying such products). Only HealthTalkLive.com Platinum Members receive discounts on the products that Participating Discount Vendors sell direct and there is no monetary compensation given to us.

Health Tools and Surgical Videos

Our Health Tools and Surgical Videos provide our members with information that supports their health choice research. Features include height, weight and other calculators; what medications may interfere with or enhance herbs and other supplements; what herbs and supplements may interfere with or enhance other herbs and supplements; Our website provides full videos of procedures performed by surgeons in hospitals that can help outline what a potential surgery is likely to entail, should they decide to have any surgical procedure.

We have a licensing agreement with HealthTools that gives us access to their tools for our users.  This agreement is renewed on a yearly basis and costs $950.00 per year.

We currently have an oral agreement with the president of ORlive.  This relationship and agreement developed from the volume of traffic our site generates for ORlive.  As part of this oral agreement ORlive built a customized, branded player for our company.  All ORlive content exists on their servers with a backup of all content on our servers.  Content on ORlive is licensed to ORlive by various hospitals.

Discounts on Products

We do not sell products.  However, paid Platinum Members of HealthTalkLive.com are eligible for discounts from participating discount providers.  The discount is applied when the member purchases suggested supplements directly from the participating providers. Each Participating Discount Provider receives a list of current Platinum Members in order to track Platinum Membership status. At the current time there is no financial agreement between Health Talk Live and any participating discount providers. We believe that each discount provider currently participates due to the volume of traffic they receive from advertisements they place on our website.  We have made each provider aware that in the future they will need to pay for continued presence on our website.  There is no guarantee that any of these discount providers will continue to provide discounts or even advertise on our site if they are made to pay fees to do so in the future.

Set forth below is a list of our current participating discount providers.

Participating Discount Provider	Discount Offer	Contact Information
Nutritional Scientific Co (NSC)	20%	888-541-3997– nsc24.com
Dr. Pieter DeWet, MD Wellness Center	10%	877-484-9735 – qhiwellness.com
Dr. Helen Pensanti, MD	20%	800-301-1982 – askdrhelen.com
RenewLife	15%	800-830-1800 – renewlife.com
Dr. Leigh Erin Connealy, MD PerfectlyHealthy	30% Plus Free Shipping	866-616-7474 Ext. 1 – perfectlyhealthy.com
Dr. Johnie Young’s Health Products, MD	20%	800-767-8112 Or SHOP ONLINE: http://healthtalklive.younghealth.com/ and put discount code HTL20 in the coupon code box
Dr Sherry Rogers, MD	10%	Books, Newsletters & MORE! 800-846-6687 Or online www.prestigepublishing.com

Customers

We believe our customers are people interested in pursuing or maintaining health naturally, through diet, exercise and other natural or traditional health regimens.  Our goal is to provide information and services related to preventative and other health measures to individuals and professionals who choose a more natural and proactive health regimen. At the current time our user demographic consists primarily of adults 35-50 years of age.

Technological Infrastructure

The Company’s Internet-based services are currently delivered through HealthTalkLive.com and are designed to address the healthcare information needs of consumers with easy-to-use interfaces, search functions and navigation capabilities. Certain features of the current website were created only for HealthTalkLive.com by WebFX; however, there are also some programs and plug-ins purchased or downloaded to implement the initial existing website, including Magic Members, Word Press, Buddy Press, Natural Standard, ORLive, Genesis php and Mail Studio, which are all owned by most of these companies, who sell a license to HealthTalkLive.com to use their products, which are renewed yearly.

Unfortunately, with our growth, pre-manufactured programs are now failing to meet the needs of the company.  In the next 12 months we anticipate hiring additional programmers and developers who will code and create proprietary programs and features that will be owned, operated and featured only at HealthTalkLive.com. We will use customized content management and publishing technology to develop, edit, publish, manage and organize the content for HealthTalkLive.com. To the extent possible we will include industry standard ad-serving technology such as cookies to store, manage and serve online advertisements in a contextually relevant manner.

We will soon allow users to create their own forums on a health topic of concern to them. Within these forums users will be able to discuss the health topics with each others and with health professionals. We have invested, and intend to further invest in the future, in software and systems that allow us to meet the growing demands of our users and sponsors. We anticipate launching a new website within four to six months after hiring new developers and programmers. We anticipate costs for this stage of development to approach $750,000 to $1,000,000. This information is included as “Hiring Symposium” in the milestone chart above. If we do not raise sufficient funds from going public we will not be able to hire new programmers and developers and launch of the new site will be significantly delayed or impossible.

Marketing

Currently, marketing is done through radio, E-newsletters and other media; however, this will be expanded heavily within the year after going public.  We anticipate spending $125,000 on Search engine optimization (SEO).  SEO will allow us to increase the visibility of our site in a search engine's "natural" search results. To increase our marketing we will focus on SEO in order to determine what information people interested in integrative medical techniques or natural health care search for, including the actual search terms or keywords typed into search engines by potential users of our site. Optimizing our website may involve editing our content, HTML and associated coding to increase the incidence of commonly searched terms and to remove barriers to the indexing activities of search engines

Intellectual Property

We currently have no intellectual property.

Regulations

Healthcare Regulation.    The healthcare industry is highly regulated and is subject to changing political, regulatory and other influences. Most of our revenue is derived either directly from the healthcare industry or from other sources that are subject to healthcare laws and related regulations and could be affected by changes in those laws and regulations. This section of our Annual Report contains a description of healthcare laws and regulations applicable to us, either directly or through their effect on our healthcare industry customers, as well as healthcare industry standards that serve a self-regulatory function, and certain related matters. Changes in those laws, regulations and standards may create unexpected liabilities for us, may cause us to incur additional costs and may restrict our operations.

Many healthcare laws are complex, and their application to specific products and services may not be clear. In particular, many existing healthcare laws and regulations, when enacted, did not anticipate the healthcare information services that we provide. However, these laws, regulations and industry standards may nonetheless be applied to our products and services. We cannot provide assurance that we will be able to accurately anticipate the application of these laws, regulations and industry standards to our operations. Our failure to accurately anticipate the application of these laws and regulations to our operations, or other failure to comply, could create liability for us, result in adverse publicity and negatively affect our business. Even in areas where we are not subject to healthcare regulation directly, we may become involved in governmental actions or investigations through our relationships with customers that are regulated, and participation in such actions or investigations, even if we are not a party and not the subject of an investigation, may cause us to incur significant expenses.

Other Applicable Regulation.    This section of our Annual Report also contains a description of other laws and regulations, including general consumer protection laws and Internet-related laws that may affect our operations. Laws and regulations have been adopted, and may be adopted in the future, that address Internet-related issues, including online content, privacy, online marketing, unsolicited commercial email, taxation, pricing, and quality of products and services. Some of these laws and regulations, particularly those that relate specifically to the Internet, were adopted relatively recently, and their scope and application may still be subject to uncertainties. Interpretations of these laws, as well as any new or revised laws or regulations, could decrease demand for our services, increase our cost of doing business, or otherwise cause our business to suffer.

Regulation of Drug and Medical Device Advertising and Promotion

The FDA and the Federal Trade Commission, or FTC, regulate the form, content and dissemination of labeling, advertising and promotional materials prepared by, or for, pharmaceutical or medical device companies. The FTC regulates over-the-counter drug advertising and, in some cases, medical device advertising. Based on FDA requirements, regulated companies must limit advertising and promotional materials to discussions of FDA-approved uses and claims. In limited circumstances, regulated companies may disseminate certain non-promotional scientific information or disease-state information.

Information on our Websites that promotes the use of pharmaceutical products or medical devices is subject to FDA and FTC requirements and enforcement actions, and information regarding other products and services is subject to FTC requirements. If either agency finds that information on our Websites violates regulations or guidance, it may take regulatory or judicial action against us or the advertiser or sponsor of that information. State attorneys general may also take similar action based on their state’s consumer protection statutes. Areas of our Websites that could be the primary focus of regulators include pages and programs that discuss use of a regulated product or that the regulators believe may lack editorial independence from the influence of sponsoring pharmaceutical or device companies. Television broadcast advertisements that we may provide may also be subject to FTC and FDA regulation, depending on the content. The agencies place the principal burden of compliance with advertising and promotional regulations on advertisers and sponsors to make truthful, substantiated claims.

The Federal Food, Drug, and Cosmetic Act, or FDC Act, and its implementing regulations require that prescription drugs be approved by the FDA prior to marketing. It is a violation to market, advertise or otherwise commercialize such products prior to approval. The FDA allows for preapproval exchange of scientific information, provided it is non-promotional in nature and does not draw conclusions regarding the ultimate safety or effectiveness of the unapproved drug. The FDA also refrains from regulating certain disease state materials so long as those materials do not make a representation or suggestion about a drug or device. Upon approval or clearance, the FDA’s regulatory authority extends to the labeling and advertising of prescription drugs and medical devices. Such products may be promoted and advertised only for uses reviewed and approved by the FDA. Labeling and advertising can be neither false nor misleading and must present all material information, including risk information, in a clear, conspicuous and neutral manner. There are also requirements for certain information (the “prescribing information” or “package insert” for promotional labeling and the “brief summary” for advertising) to be part of labeling and advertising. Labeling and advertising that violate these legal standards are subject to enforcement.

The FDA also regulates the safety, effectiveness, and labeling of over-the-counter (OTC) drugs either through specific product approvals or through regulations that define approved claims for specific categories of products. The FTC regulates the advertising of OTC drugs under the section of the Federal Trade Commission Act that prohibits unfair or deceptive trade practices. The FDA and FTC regulatory framework requires that OTC drugs be formulated and labeled in accordance with FDA approvals or regulations and promoted in a manner that is truthful, adequately substantiated, and consistent with the labeled uses. OTC drugs that do not meet these requirements are subject to FDA or FTC enforcement action depending on the nature of the violation. In addition, state attorneys general may bring enforcement actions for alleged unfair or deceptive advertising.

There are several administrative, civil and criminal sanctions available to the FDA for violations of the FDC Act or FDA regulations as they relate to labeling and advertising. Administrative sanctions include a written request that violative advertising or promotion cease and/or that corrective action be taken, such as requiring a company to provide to healthcare providers and/or consumers information to correct misinformation previously conveyed. More serious civil sanctions include seizures, injunctions, fines and consent decrees. Any of these enforcement measures could prevent a company from introducing or maintaining its product in the marketplace. Criminal penalties for severe violations can result in a prison term and/or substantial fines. State attorneys general have similar investigative tools and sanctions available to them.

In the last 15 years, the FDA has gradually relaxed its formerly restrictive policies on DTC advertising of prescription drugs, allowing companies to advertise prescription drugs to consumers in any medium, provided that they satisfy FDA requirements. In 2010, the FDA issued a proposed rule recommending standards for determining whether the major statement in DTC advertisements of prescription drugs relating to side effects and contraindications is presented in a clear, conspicuous, and neutral manner. These new regulations, if finalized, could make it more difficult for us to obtain advertising and sponsorship revenue.

In 2009, the FDA solicited input on the issue of promoting FDA-regulated products using the Internet and social media. The Food and Drug Administration Safety and Innovation Act (FDASIA) directs the FDA to issue guidance, no later than July 9, 2014, regarding the use of the Internet to promote FDA-regulated medical products. There is a possibility that the FDA may issue a policy restricting or materially changing promotion using the Internet, social media and other sponsored health content on the Internet. We cannot predict what effect any such changes would have on our business. Although the FDA issued a 2011 guidance addressing the use of social media by consumers, it was limited to guidance regarding drug and device firms’ responses to public unsolicited requests for information made on Websites.

Other Restrictions Regarding Confidentiality, Privacy and Security of Health Information

In addition to HIPAA, numerous other state and federal laws govern the collection, dissemination, use, access to, confidentiality and security of patient health and prescriber information. In addition, Congress and some states are considering new laws and regulations that further protect the privacy and security of medical records or medical information. In some cases, more protective state privacy and security laws are not preempted by the HIPAA Privacy and Security Standards and may be subject to interpretation by various courts and other governmental authorities, thus creating potentially complex compliance issues for us and our customers and strategic partners.

These laws at a state or federal level, or new interpretations of these laws, could create liability for us, could impose additional operational requirements on our business and could affect the manner in which we use and transmit patient information and could increase our cost of doing business. Claims of violations of privacy rights or contractual breaches, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

Consumer Protection Regulation

General.    Advertising and promotional activities presented to visitors on our Websites are subject to federal and state consumer protection laws that regulate unfair and deceptive practices. We are also subject to various other federal and state consumer protection laws, including the specific ones described later in this section.

The FTC and many state attorneys general are applying federal and state consumer protection laws to require that the online collection, use and dissemination of data, and the presentation of Website content, comply with certain standards for notice, choice, security and access. Courts may also adopt these developing standards. In many cases, the specific limitations imposed by these standards are subject to interpretation by courts and other governmental authorities. We believe that we are in compliance with the consumer protection standards that apply to our Websites, but a determination by a state or federal agency or court that any of our practices do not meet these standards could result in liability and adversely affect our business. New interpretations of these standards could also require us to incur additional costs and restrict our business operations. In addition, claims that we are violating any such standards could, even if we are not found liable, be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

In February 2009, the FTC published Self Regulatory Principles for Online Behavioral Advertising to address consumer privacy issues that may arise from so-called “behavioral advertising” (i.e., the tracking of online activities) and to encourage industry self-regulation. These principles serve as guidelines to industry. In addition, there is a possibility, supported by certain public statements, that the FTC may revise or eliminate the principles in favor of a more restrictive approach for companies that utilize behavioral advertising. There is also a possibility of legislation, regulations and increased enforcement activities, relating to behavioral advertising. To the extent that our existing practices are inconsistent with any revised principles, new rules, new legislation and/or future enforcement activities, our business may become subject to restrictions that could reduce our revenues or increase our cost of doing business.

In October 2009, the FTC adopted revised Guides Concerning the Use of Endorsements and Testimonials in Advertising. These Guides, which were last updated in 1980, became effective December 1, 2009. In addition to revising certain provisions regarding disclosures relating to endorsements and testimonials, the FTC clarified the Guides’ applicability to online and social media forums. The revised Guides may be an indication that the FTC may apply increased scrutiny to the use of endorsements and testimonials online and through traditional media. To the extent we rely on endorsements or testimonials, we will review any relevant relationships for compliance with the Guides.

In December 2010, following a series of workshops, the FTC issued a preliminary staff report containing a proposed framework for businesses and policymakers for online consumer privacy issues and, in March 2012, the FTC issued a final report setting forth its current views on best practices, to protect the privacy of consumers, to be implemented by companies that collect and use consumer data. Also in March 2012, the White House released a Privacy White Paper that outlined the Obama Administration’s proposal for a new American privacy framework based on a Consumer Bill of Privacy Rights and which called for the development of industry-specific voluntary, enforceable privacy codes of conduct through a collaborative multi-stakeholder process. Both the FTC and the White House called for Congress to develop baseline privacy legislation and the FTC also called on industry to accelerate the pace of self-regulation.

Both the FTC’s staff report and the White House’s Privacy White Paper reflect a continuing governmental interest in, and assessment of, online privacy issues. How these issues are ultimately resolved, whether through self-regulatory programs, legislation and regulation or some combination and the specifics of any such regimes, may significantly impact our operations.

Data Protection Regulation.    With the recent increase in publicity regarding data breaches resulting in improper dissemination of consumer information, many states have passed laws regulating the actions that a business must take if it experiences a data breach, such as prompt disclosure to affected customers. Generally, these laws are limited to electronic data and make some exemptions for smaller breaches. Congress has also been considering similar federal legislation relating to data breaches. The FTC has also prosecuted some data breach cases as unfair and/or deceptive acts or practices under the FTC Act. In addition to data breach notification laws, some states have enacted statutes and rules requiring businesses to reasonably protect certain types of personal information they hold or to otherwise comply with certain specified data security requirements for personal information. These laws may apply directly to our business or indirectly by contract when we provide services to other companies. We intend to continue to comprehensively protect all consumer data and to comply with all applicable laws regarding the protection of this data.

CAN-SPAM Act.    On January 1, 2004, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or the CAN-SPAM Act, became effective. The CAN-SPAM Act regulates commercial emails, provides a right on the part of the recipient to request the sender to stop sending messages, and establishes penalties for the sending of email messages that are intended to deceive the recipient as to source or content. Under the CAN-SPAM Act, senders of commercial emails (and other persons who initiate those emails) are required to make sure that those emails do not contain false or misleading transmission information. Commercial emails are required to include a valid return email address and other subject heading information so that the sender and the Internet location from which the message has been sent are accurately identified. Recipients must be furnished with an electronic method of informing the sender of the recipient’s decision to not receive further commercial emails. In addition, the email must include a postal address of the sender and notice that the email is an advertisement. We are following the CAN-SPAM requirements in the e-newsletters that WE distribute to members and some of our other email communications, and believe that our email practices comply with the requirements of the CAN-SPAM Act, even though we believe that FTC regulations issued in May 2008 confirmed our existing understanding that these email newsletter communications are not generally commercial emails. Many states have also enacted anti-spam laws. The CAN-SPAM Act preempts many of these statutes. To the extent that these laws are not preempted, we believe that our email practices are designed to comply with these laws.

COPPA.    The Children’s Online Privacy Protection Act, or COPPA, applies to operators of commercial websites and online services directed to U.S. children under the age of 13 that collect personal information from children, and to operators of general audience sites with actual knowledge that they are collecting information from U.S. children under the age of 13. Our sites are not directed at children and our privacy policy, states that no one under the applicable age is entitled to use the site. Our privacy policy specifically states that HealthTalk Live is a general audience site that is not targeted to children and does not knowingly collect personal information from children under 18 years of age.  We believe this efforts to comply with COPPA are sufficient given the fact that our user demographic consists primarily of adults 35-50 years of age.

FACTA.    In an effort to reduce the risk of identity theft from the improper disposal of consumer information, Congress passed the Fair and Accurate Credit Transactions Act (or FACTA), which requires businesses to take reasonable measures to prevent unauthorized access to such information. FACTA’s disposal standards are flexible and allow businesses discretion in determining what measures are reasonable based upon the sensitivity of the information, the costs and benefits of different disposal methods and relevant changes in technology. We believe that we are in compliance with FACTA.

Regulation of Wellness Incentive Programs

Certain provisions of HIPAA (commonly referred to as the HIPAA nondiscrimination provisions) generally prohibit group health plans from charging similarly situated individuals different premiums or contributions or imposing different deductible, co-payment, or other cost-sharing requirements based on a “health factor.” Such differentials are, however, acceptable under the HIPAA nondiscrimination provisions if the differentials are applied through “wellness programs.” The Department of Labor, in coordination with the Departments of the Treasury and HHS, has issued regulations that define “wellness programs” for purposes of the HIPAA nondiscrimination provisions, establishing specific requirements for wellness programs that reward participants who satisfy a standard related to a health factor. These requirements include (1) limiting the amount of the wellness program’s rewards, (2) the wellness program being designed to promote good health and prevent disease, (3) giving those eligible to participate in the wellness program the opportunity to qualify for the reward at least once a year, (4) providing a reward that is available to all similarly situated individuals, and (5) requiring disclosure of reasonable alternative standards that must be available under the wellness program.

Although HIPAA and its regulations state that certain excepted benefits, including supplemental benefits, are not subject to the wellness program rules, it does not define the term “similar supplemental coverage.” On December 7, 2007, the Department of Labor, in coordination with the Departments of the Treasury and HHS, released Field Assistance Bulletin No. 2007-04 (FAB 2007-04) in response to the development of questionable health and wellness programs that were marketed as “similar supplemental coverage.” FAB 2007-04 clarifies the rules for supplemental programs and provides that supplemental benefits under a wellness program cannot discriminate on the basis of a health factor. With these new requirements in place, wellness programs that require individuals to meet certain health factors can no longer be considered supplemental and thus have to comply with HIPAA wellness program regulations described in the immediately preceding paragraph. According to FAB 2007-04, programs that do not meet these requirements may be subject to enforcement actions. HHS provided parallel guidance in Program Memorandum 08-01 (May 2008).

The Americans with Disabilities Act (ADA) prohibits discrimination on the basis of an employee’s disability or perceived disability. Among other things, it limits employers from inquiring about the disabilities of employees unless the questions are job-related and consistent with business necessity. The ADA also limits the circumstances in which an employer may require physical examinations or answers to medical inquiries. However, the ADA allows employers to conduct voluntary medical examinations and activities, including voluntary medical histories, as part of a voluntary wellness program. A wellness program is “voluntary” if the employer neither requires participation nor penalizes employees who do not participate. Records acquired as part of a wellness program must be kept confidential and may not be used for a discriminatory purpose. Many states and localities provide similar protections to employees.

The Genetic Information Nondiscrimination Act restricts the collection or use of genetic information for underwriting purposes, and treats the offering of incentives or disincentives for completing an HRA or participating in a wellness program as underwriting. See “—Genetic Information Nondiscrimination Act (GINA),” above.

We provide certain services related to wellness programs in connection with our site.  We believe that we are in compliance with the laws and regulations applicable to these services, to the extent they apply to us.

Medical Professional Regulation

The practice of most healthcare professions requires licensing under applicable state law. In addition, the laws in some states prohibit business entities from practicing medicine, which is referred to as the prohibition against the corporate practice of medicine. We do not believe that we engage in the practice of medicine, and we have attempted to structure our Website, strategic relationships and other operations to avoid violating these state licensing and professional practice laws. We do not believe that we provide professional medical advice, diagnosis or treatment. We employ and contract with physicians who provide only health information to consumers, and we have no intention to provide medical care or advice. A state, however, may determine that some portion of our business violates these laws and may seek to have us discontinue those portions or subject us to penalties or licensure requirements. Any determination that we are a healthcare provider and acted improperly as a healthcare provider may result in liability to us. Specifically, we post the following disclaimer on our site:  All statements are the opinion of staff at HealthTalkLive.com and are not intended to diagnose, treat, cure or prevent any disease. All ideas provided are given based upon information provided, including all health experiences, therapies, surgeries, medications taken, etc., in the past, present or foreseeable future. Johnie, Vicki, other healthtalklive.com staff, and anyone directly associated with the website, HealthTalkLive.com, are not responsible for negative or harmful side effects you may experience as a result of ideas shared. No other company, person or entity is associated with HealthTalkLive.com, Johnie, Vicki or any staff member; nor is there any association, obligation or interest between HealthTalkLive.com and sponsors, discount participants or advertisers, implied or otherwise, as having any association or agreement with views and opinions provided on HealthTalkLive.com. Prescription drugs have the potential for harmful side-effects, which may also be influenced by using nutritional supplements; please consult with your Medical Doctor and Pharmacist before using supplements of any kind. Only your Medical Doctor and Pharmacist are acquainted with your health issues and are able to diagnose your specific healthcare requirements. No one at HealthTalkLive.com is trained to diagnose and you should never self-diagnose in lieu of proper medical care and advice. Please avail yourself of all diagnostic testing available to you. Statements made may not have been evaluated by the Food and Drug Administration. If you are exhibiting symptoms or have a health concern, we encourage you to contact your physician immediately.

Healthcare Reform

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (which we refer to as the Reform Legislation), was signed into law in March 2010. The Reform Legislation makes extensive changes to the system of healthcare insurance and benefits in the U.S. In general, the Reform Legislation seeks to reduce healthcare costs and decrease the number of uninsured legal U.S. residents by, among other things, requiring individuals to carry, and certain employers to offer, health insurance or be subject to penalties. The Reform Legislation also imposes new regulations on health insurers, including guaranteed coverage requirements, prohibitions on certain annual and all lifetime limits on amounts paid on behalf of or to plan members, increased restrictions on rescinding coverage, establishment of minimum medical loss ratio requirements, a requirement to cover certain preventive services on a first dollar basis, the establishment of state insurance exchanges and essential benefit packages, and greater limitations on how health insurers price certain of their products. The Reform Legislation also contains provisions that will affect the revenues and profits of pharmaceutical and medical device companies, including new taxes on certain sales of their products.

Many of the provisions of the Reform Legislation that expand insurance coverage will not become effective until 2014, and many provisions require regulations and interpretive guidance to be issued before they will be fully implemented. Some provisions do not apply to health plans that were in place when the Reform Legislation was enacted and have not been substantially changed since. In addition, it is difficult to foresee how individuals and businesses will respond to the choices available to them under the Reform Legislation. Furthermore, the Reform Legislation will result in future state legislative and regulatory changes, which we are unable to predict at this time, in order for states to comply with certain provisions of the Reform Legislation and to participate in grants and other incentive opportunities. In addition, Congress is considering various proposals to repeal some or all of the Reform Legislation.

While we do not currently anticipate any significant adverse effects on us as a direct result of application of the Reform Legislation to our business or on our company in its capacity as an employer, we are unable to predict what the indirect impacts of the Reform Legislation will be on our business through its effects on other healthcare industry participants, including pharmaceutical and medical device companies that are advertisers and sponsors of our public portals and employers and health plans that are clients of our private portals. Healthcare industry participants may respond to the Reform Legislation or to uncertainties created by the Reform Legislation by reducing their expenditures or postponing expenditure decisions, including expenditures for our services, which could have a material adverse effect on our business.

However, we believe that certain aspects of the Reform Legislation and future implementing regulations that seek to reduce healthcare costs may create opportunities for us with respect to our capabilities in providing health and wellness information and education. For example, the Reform Legislation encourages use of wellness programs through grants to small employers to establish such programs, permission for employers to offer larger rewards than under prior law, in the form of waivers of cost-sharing, premium discounts, or additional benefits, to employees for participating in these programs and meeting certain standards, and the inclusion of wellness services and chronic disease management among the essential health benefits that certain plans are required to provide. In addition, we believe that, as the Reform Legislation is implemented and consumers begin shopping for health insurance in the new markets that it creates, we will be well positioned to provide information and decision-support tools to assist consumers in choosing an appropriate health plan for their needs. However, we cannot yet determine the scope of any such opportunities or what competition we may face in our efforts to pursue such opportunities.

Competition

Competition in the healthcare information and services industry is intense. We will face direct competition with other online services and websites, including blogs providing information about traditional and naturopathic health care and products, other small websites providing such information, as well as from subsidiaries or other affiliates of larger health information and services websites, many of which have substantially greater resources than we do. We will initially be a small competitor in the market.

Our principal larger competitors will be websites such as WebMD, Yahoo.com and About.com and other websites that provide general-purpose consumer online services, as well as other high-traffic websites that include healthcare-related and non-healthcare-related content and services. Our competitors also include more specialized providers of online services, tools and applications for healthcare consumers, such as iVillage.com, DrKoop.com, drugs.com, eMedicine.com and Realage.com. We also face competition from governmental and non-profit sites, such as NIH.com and medline.com.  We intend to compete with these larger competitors by offering more comprehensive services and information. We believe that users of our website will find all of the information they seek by visiting our website rather than needing to visit multiple sites to find similarly comprehensive information.

Some of our competitors have greater financial, technical, marketing and other resources than we do and some are better known than we are. We cannot provide assurance that we will be able to compete successfully against these organizations. As a result these competitors may:

-	Succeed in providing information and services that are equal to or superior to our information and services or that achieve greater market acceptance than our information and service;
-	Devote greater resources to developing, marketing or selling their products;
-	Respond more quickly to new or emerging information or service technologies, which could render our information and services obsolete or less preferable;
-	Withstand competition in the industry more effectively than we can.
-	Establish cooperative relationships among themselves or with third parties that enhance their ability to address the needs of our customers or prospective customers; and
-	Take advantage of other opportunities more readily than we can.

Since there are no substantial barriers to entry into the markets in which we participate, we expect that additional competitors will continue to enter these markets.

Employees

Our only full time employees are Johnie Yawn and Vicki Yawn.  They are the founders of our company and perform all clerical, administrative, managerial and sales functions at the present time.  We also utilize 5-10 part time workers as independent contractors who work on our website as programmers and developers as needed.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and other financial information included in this Form S-1.

Our Management’s Discussion and Analysis contains not only statements that are historical facts, but also statements that are forward-looking.  Forward-looking statements are, by their very nature, uncertain and risky.  These risks and uncertainties include international, national, and local general economic and market conditions; our ability to sustain, manage, or forecast growth; our ability to successfully make and integrate acquisitions; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; change in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; the risk of foreign currency exchange rate; and other risks that might be detailed from time to time in our filing with the Securities and Exchange Commission.

Although the forward-looking statements in this Registration Statement reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them.  Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.  You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Overview

Our business provides natural health and wellness information services through our real-time interactive website, HealthTalkLive.com. Users of our site have access to information on traditional and natural methods of health care and how to employ those methods, either alone or as a compliment modern medical treatment.

Information is disseminated through the live chat forum, reference center, news E-newsletters and email.

The type of information dissemeninated is highly customizable to the users inputs.  The information distributed comes from Health Guides and personal Health Calculators that are widely available in Health and Medical Journals.  In some cases, the “forum” or open “blog” will answer individual questions.  These questions are answered by various users of the site and are not validated or endorsed by the company. All statements are the opinion of Company and are not intended to diagnose, treat, cure or prevent any disease.

The Company’s advice for wellness includes integrative medicine, which is designated to treat the person and not just the disease.  This approach depends on a partnership between the patient and the doctor, where the goal is to treat the mind, body, and spirit all at the same time.  The Company believes that through integration, more time and attention can be spent on a broader approach to healing, on that is not entirely based on Western Medical thought.

The business plan calls for revenues to be generated through individual monthly subscriptions and advertising on the web-portal.  As of the current date, the company has not entered into any definitive agreements with any outside vendors for additional services regarding advertising or revenue sharing agreements.

Currently, we have paid no consideration to publicly acknowledge on our website or through any other means how many subscribers we have and their status e.g Platinum, Silver and Trial members and what number of each type of member and their status may be.  We also do not disclose the number or percentage of annual or semi-annual membership fees.  However, in the future, we may find it more feasible to break up numbers and percentages of subscribers and payment terms of subscribers

As of the date of this registration statement, we have generated minimal revenues.  However, we have taken the steps to implement our business plan as described in “Business,” above.

Results of Operations

For the fiscal years ended March 31, 2013 vs. March 31, 2012

Revenue

For the fiscal year ended March 31, 2012, the company had net total revenues of $3,895 which came from the sale of subscription agreements to its website.

For the fiscal year ended March 31, 2013, the company had net total revenues of $7, 028 an increase of 80% which came from the increased sale of subscription agreements to its website.

Expense

Our expenses consist of selling, general and administrative expenses as follows:

For the fiscal year ended March 31, 2012, there were a total of $94,568 in operating expenses, which includes legal and professional fees of $83,177, Website hosting and maintenance of $1,582, computers $814, Bank fees $974, Telephony $967 and depreciation and amortization of $6,009.

For the fiscal year ended March 31, 2013, there were a total of $46,262 in operating expenses, which includes Website hosting and maintenance of $4,624, computers $2,636, Bank fees $1,721 Telephony $967, Legal and Professional $21,637 and depreciation and amortization of $12,000.

We expect selling, general, and administrative expenses to increase in future periods as we initiate a number of marketing and promotional activities as well as incur public listing expenses.

Income & Operation Taxes

We are subject to income taxes in the U.S.

We paid no income taxes in USA for the year ended March 31, 2012 due to the net operation loss in USA.

Net Loss

We incurred net losses of $90,673 for the year ended March 31, 2012 and net losses of $39,234 for the year ended March 31, 2013.  The decrease in net loss was due to a decrease in expenditures for selling, general and administrative, professional and legal expenses.

Results of Operations

For the three months ended June 30, 2013 vs. June 30, 2012.

Revenue

For the three months ended June 30, 2013, the company had net total revenues of $1,488 as compared to June 30, 2012 period of $1,272.  The 15% increase in revenues came from the increased sales of subscription agreements to its website.

Expense

Our expenses consist of Legal & Professional, Advertising & Promotion, Website Hosting and Maintenance, selling, general and administrative expenses as follows:

For the three months ended June 30, 2013, there were a total of $47,226 in operating expenses as compared to the June 30, 2012 period of $5,826.  Legal & Professional Fees amounted to $38,608 for the period ended June 30, compared to $0 for the June 30, 2012 period.  Advertising and Promotion for the three months ended June 30, 2013 was $3,905 compared to $0 for the period ended June 30, 2012.  The increase was due to expenditures on Search Engine Optimization and Advertisements.

Website Hosting and Maintenance for the period ended June 30, 2013 compared to the same period of June 30, 2012, decreased by $837 or 100%.  This was due to the prepayment of Hosting and Maintenance services.  Depreciation and Amortization remained the same of $3,000 compared to $3,000 both respective periods, Computer fees of $233 for the period ended June 30, 2013 compared to $459 for the period ended June 30, 2012, Bank and Credit Card Charges were $380 for the period ended June 30, 2013, compared to $338 for the period ended June 30, 2012. Telephony for the period ended June 30, 2013 compared to the same period of June 30, 2012 decreased by $363 or 100%.  The decrease in fees was due to the change in Telephonic connectivity costs.

We expect selling, general, and administrative expenses to increase in future periods as we initiate a number of marketing and promotional activities as well as incur public listing expenses.

Income & Operation Taxes

We are subject to income taxes in the U.S.

We paid no income taxes in USA for the three months ended June 30, 2013 due to the net operation loss in USA.

Net Loss

We incurred net losses of $45,738 for the three months ended June 30, 2013 and net losses of $4,554 for the three months ended June 30, 2012.  The increase in net loss was due to an increase in expenditures for selling, general and administrative, professional and legal expenses.

Commitments and Contingencies

Our web presence is being hosted by a 3rd Party Hosting Company. We are a month-to-month contract with this company. The information on our website is not sourced from any particular vendor, but contains abstractions from commonly available medical journals and information based media outlets. We offer various levels of paid subscriptions:

Subscription Options
Trial - 0.00 USD per 3 days - for 1 time
Trial Account
Monthly Silver Membership - 2.95 USD per 1 month - Ongoing
One (1) month of Silver Membership, including access to our forums and E-newsletters.
Monthly Platinum Membership - 6.95 USD per 1 month - for 1 time
One (1) month of Platinum Membership, including access to our forums and reference center.
Monthly Platinum Membership - 6.95 USD per 1 month - Ongoing
Monthly Platinum Membership - Autobill. If you would like to be billed automatically, without having to renew every month, please select this option.
Semi-Annual Platinum Membership - 34.75 USD per 6 months - for 1 time
Six (6) months of Platinum Membership, including access to our forums and reference center.
Annual Platinum Membership - 69.50 USD per 1 year - for 1 time
One (1) year of Platinum Membership, including access to our forums and reference center.

While we encourage members to visit participating vendors that offer discounts to our members, we do not receive any compensation or a percentage of sales at this time.

Foreign Currency Translation

The Company has determined the United States dollars to be its functional currency for Heathtalk Live Inc.  We do have subscribers and visitors from overseas, however all transactions are in United States Dollars.  There were no foreign currency translation effects on our financial presentation.

Liquidity and Capital Resources

	Three Months Ended June 30 2013	Three Months Ended June 30 2012

Current Ratio	Undefined	0.02
Cash	$16,415	197
Working Capital	$16,415	-50,220
Total Assets	$107,113	59,090
Total Liabilities	$55,000	50,417

Total Equity	$52,113	8,673

Total Debt/Equity	1.05	5.81

*Current Ratio = Current Assets /Current Liabilities

** Total Debt / Equity = Total Liabilities / Total Shareholders Equity.

The Company had cash and cash equivalents of $16,415 and working capital of $16,415 for the period ended June 30, 2013.  For the three months ended June 30, 2012. The Company had cash and cash equivalents of $197 and working capital of $-50,220.  As of the three months ended June 30, 2013 the Company had $55,000 in Total Liabilities and Debt and for the three months ended June 30, 2012, the company had $50,417 in Liabilities and Debt.

Our business plan includes the following milestones:

Milestones

EVENT	ACTION	ESTIMATED TIME TO COMPLETE	ESTIMATED COST
Hiring Symposium, San Antonio, TX	Attract talent to build new, fully interactive website	6-8 months (prior to launch)	$750,000 - $ 1,000,000
Additional Hiring	Hire forum moderators to cover the website 24 hours a day, seven days a week	1 month (prior to launch)	$600,000 for first year
	Hire staff researchers for radio program, news section, and reference center	4-5 months (prior to launch)	$600,000 for first year
Advertising	TV and Internet campaign	Immediately after going public	500,000 – 700,000
TOTAL			$2,450,000 - $2,900,000

The primary obstacle to implementing this plan would be if we are unable to raise the capital necessary to fund such a large expansion.  We believe that becoming a public company will facilitate our ability to raise some or all of this additional capital.  If we are unable to raise the entire $2,450,000 to $2,900,000 we estimate is necessary for the expansion described above we will use the actual funds raised to hire at least two designers and three programmers. In the event that we do not raise the entire amount million we will also drop all television advertising and focus our efforts on search engine optimization.

As of June 30, 2013, HealthTalkLive.com has $16,415 in cash on-hand. If we maintain operations at current levels, we anticipate we will incur approximately $24,000.00 in additional expenses in the next 12 months. We anticipate additional costs associated with our going and staying public in the next 12 months of approximately $20,000. Accordingly, we estimate a burn rate of $3,700 per month during the next 12 months. These numbers are based on the maintenance of the website and professional expenses. We anticipate funding these anticipated expenses with revenues. From formation on April 1, 2011 through June 30, 2013, the website has generated $12,411 in revenues solely from memberships. If we do not generate enough revenue through memberships and advertising to cover our estimated expenses for the next 12 months, our President Johnie Yawn and our Secretary Vicki Yawn have agreed to loan the Company money to continue operations. The Company as of June 30, 2013 owes $55,000.00 to Johnie and Vicki Yawn from previous loans for operations. These loans were made on an oral basis without interest, due upon demand. Management is under no obligation to loan the Company additional funds for operations.  If Johnie and Vicki Yawn exercise their rights under the loan agreement and demand immediate repayment of all sums due, it is currently unlikely that the Company has the resources to make such repayments and may not have such resources in the future if such demand were made, which in the worst case could cause the Company to have to cease operations as the Company would have no funds available to continue operations.

Our auditor has indicated in its report that our losses and need to rely on loans from management raises substantial doubt about our ability to continue as a going concern.

DESCRIPTION OF PROPERTY

Our business office address is 1955 Baring Boulevard, Sparks, NV 89434

We do not currently rent any property. We do not intend to renovate, improve, or develop properties.  We are not subject to competitive conditions for property and currently have no property to insure.  We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages.  Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loan from officers-stockholders

During the year ended March 31, 2012, Johnie and Vicki Yawn loaned the Company a total of $80,241 and were repaid $42,270, leaving a net balance of $37,971.  Since $18,813 of this balance was repaid during the year ended March 31, 2013, this amount was classified as a current liability as of March 31, 2012 on the accompanying balance sheet.

During the year ended March 31, 2013, Johnie and Vicki Yawn loaned the Company a total of $92,623 and were repaid $75,594, leaving a net balance due them of $55,000. As of June 30, 2013 there was no change in the amount due to Johnie and Vicki Yawn.

The loan was for the purpose of the Company’s operations and is unsecured without interest. It is expected that when the Company can generate sufficient cash flows from operations, the loan will be requested to be paid.

The Company issued 30,000,000 shares to the officers of the Company in exchange reduction of debt of $30,000 valued at par value of $.001 per share.

Common stock issued to officers and directors at March 31, 2012.

Name	Title	Number of shares	Date	% of common stock
Johnie Yawn	President	15,000,000	04/01/11	47.29
Vicki Yawn	Vice President/Sec	15,000,000	04/01/11	47.29

Totals		30,000,000		94.58

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained.  A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.

Penny Stock Considerations

Our shares will be "penny stocks", as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00.  Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

●	Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

●	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

●
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value, and information regarding the limited market in penny stocks; and

●
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market.  These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded.  In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities.  Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of Common Stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our Common Stock.  We have engaged in preliminary discussions with a FINRA Market Maker to file our application on Form 211 with FINRA, but as of the date of this Prospectus, no filing has been made.  Based upon our counsel's prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 - 8 weeks for FINRA to issue a trading symbol and allow sales of our Common Stock under Rule 144.

Sales of our common stock under Rule 144.

There are 1,977,585 shares of our common stock held by non-affiliates and 30,000,000 shares held by affiliates, which Rule 144 of the Securities Act of 1933 defines as restricted securities.

1,030,000 of our shares held by non-affiliates and 50,000 shares held by non-management affiliates are being registered in this offering, however the remaining non-affiliate shares as well as all of the remaining affiliates’ shares will still be subject to the resale restrictions of Rule 144.  In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Holders

As of the date of this registration statement, we had 63 shareholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future.  We plan to retain any future earnings for use in our business.  Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Shareholders

As a result of this offering and assuming the registration statement is declared effective until before March 31, 2014, as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through March 31, 2014, including a Form 10-K for the year ended March 31, 2014, assuming this registration statement is declared effective before that date. At or prior to March 31, 2014, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.  We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on March 31, 2014.  If we do not file a registration statement on Form 8-A at or prior to March 31, 2014, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1.  For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

Since inception on April 1, 2011, we have not paid any compensation to our two executive officers and we have no agreements or understandings, written or oral, to pay them compensation.

At this time, there has been no executive compensation. The monies obtained for Platinum and Silver Memberships are used to pay toward running the website; however, nearly all costs of this endeavor are shared by the two founding members. At this time, there is no money for compensation.

As to whether we may begin compensating our officers after your initial public offering or there will be in the future circumstances in which they will start to receive salaries or other compensation:   Two years ago, the Board discussed compensation for the founders /management but there have never been sufficient revenues beyond those needed to support continued operations available to enact such compensation. At no time would the founders/management receive compensation to the detriment of the development corporation or its function or to the detriment of the stock-holders meaning there would have to be sufficient positive cash flow to fund all the operations of the Company that management has described in “Milestones” and there would be excess cash flow to pay management salary.  Management would then determine when they would be paid salaries and how much for particular periods.  There are no written agreements in effect with respect to the foregoing but management has indicated orally they will follow this policy.

Board of Directors

Director Compensation

This table is for our fiscal year ended March 31, 2013.

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
George W. Carter [1]	0	0	0	0	0	0	$0.00
Johnie Yawn	0	0	0	0	0	0	$0.00
Vicki Yawn	0	0	0	0	0	0	$0.00

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

HEALTHTALK LIVE, INC.

FINANCIAL STATEMENTS

YEARS ENDED MARCH 31, 2013 AND 2012

Stein & Company, LLP Certified Public Accountants Jon Stein, Certified Public Accountant jonsteincpa@yahoo.com:
Member of the American Institute of Certified Public Accountants	Member of the California Society of Certified Public Accountants
655 N. Central Ave. 17th Floor Glendale, CA 91203	Phone: (818) 649-8350 Cell: (818) 634-2276

Report of Independent Registered Public Accounting Firm

Board of Directors of HealthTalk Live, Inc.

We have audited the accompanying balance sheets of HealthTalk Live, Inc. as of March 31, 2013 and 2012, and the related statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended March 31, 2013 and the period April 1, 2011(inception) to March 31, 2013.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of its internal controls over financial reporting.  Our audit included consideration of internal controls over financials reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As described in note 10, subsequent to the issuance of the financial statements for the years ended March 31, 2013 and 2012 the Company discovered an error in the way it accounted for start-up expenses.  Therefore, the financial statements for the years ended March 31, 2013 and 2012 and the period April 1, 2011 (inception) to March 31, 2013 have been restated.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HealthTalk Live, Inc. as of March 31, 2013, and the results of its operations and their cash flows for each of the two years in the period ending March 31, 2013 and the period April 1, 2011 (inception) to March 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in note 2 accompanying the financial statements, the Company has incurred continuing losses from operations not been profitable, a deficit accumulated during the developmental stage of approximately $130,000 and has needed to rely on new stock issuances and loans from its officers to operate, a sign indicating additional capital will be needed to advance the development of the Company’s services and products to the point at which they may become commercially viable.  These conditions, among others, raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regards to these matters are also described in note 2.  The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts to the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Glendale, California
August 30, 2013

HEALTHTALK LIVE, INC.
(A Development Stage Enterprise)
BALANCE SHEETS

ASSETS

	(Unaudited)	March 31,	March 31,
	June 30,	2013	2012
	2013	(as restated)	(as restated)
Current assets -
Cash	$16,415	$50,783	$838

Non-current assets:
Net property and equipment	90,698	86,292	61,893

Total assets	$107,113	$137,075	$62,731

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$-	$10,082	$30,033
Due to officers	-	-	18,813

Total current liabilities	-	10,082	48,846

Long-term liability -
Due to officers	55,000	55,000	19,158

Stockholders' equity:
Common stock; par value $.001
100,000,000 shares authorized	227,758	201,900	85,400
Deficit accumulated during
the developmental stage	(175,645)	(129,907)	(90,673)

Total stockholders' equity	52,113	71,993	(5,273)

Total liabilities and stockholders' equity	$107,113	$137,075	$62,731

HEALTHTALK LIVE, INC.
(A Development Stage Enterprise)
STATEMENTS OF OPERATIONS

	(Unaudited) Three months ended	(Unaudited) Three months ended	Year ended March 31, 2013	From inception on April 1, 2011 to March 31, 2012	From inception on April 1, 2011 to March 31, 2013	(Unaudited) From inception on April 1, 2011 to
	June 30, 2013	June 30, 2012	(as restated)	(as restated)	(as restated)	June 30, 2013

Revenues	$1,488	$1,272	$7,028	$3,895	10,923	12,411

Operating expenses:
Legal and professional	38,608	-	21,637	83,177	104,814	143,422
Advertising and promotion	3,905	-	-	-	0	3,905
Depreciation and amortization	3,000	3,000	12,000	6,009	18,009	21,009
Website hosting and maintenance	-	837	4,624	1,582	6,206	6,206
Office and other expenses	1,100	829	2,677	1,045	3,722	4,822
Computer	233	459	2,636	814	3,450	3,683
Bank and credit card charges	380	338	1,721	974	2,695	3,075
Telephone	-	363	967	967	1,934	1,934
Total operating expenses	47,226	5,826	46,262	94,568	140,830	188,056

Net loss	$(45,738)	$(4,554)	$(39,234)	$(90,673)	(129,907)	(175,645)

Loss per Share:
Basic and diluted loss per share	$-	$-	$-	$-

Basic and diluted weighted average
shares outstanding	31,799,909	30,672,316	31,154,253	30,234,173

HEALTHTALK LIVE, INC.
(A Development Stage Enterprise)
STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED MARCH 31, 2013 AND 2012

	Common Stock; par value $.001
	100,000,000 shares authorized			Total
	Outstanding		Accumulated	stockholders'
	shares	Amount	deficit	equity

Balances, April 1, 2011 (Inception)	-	-	-	-

Issuances of common stock from
inception to March 31, 2012	30,554,000	$85,400	$-	$85,400

Net loss from inception for the
year ended March 31, 2012
(as restated)	-	-	(90,673)	(90,673)

Balances, March 31, 2012 (as restated)	30,554,000	85,400	(90,673)	(5,273)

Issuances of common stock	1,165,000	116,500	-	116,500

Net loss for the year
ended March 31, 2013 (as restated)	-	-	(39,234)	(39,234)

Balances, March 31, 2013 (as restated)	31,719,000	$201,900	$(129,907)	$71,993

HEALTHTALK LIVE, INC.
(A Development Stage Enterprise)
STATEMENTS OF CASH FLOWS

	(Unaudited) Three months ended June 30, 2013	(Unaudited) Three months ended June 30, 2012	Year ended March 31, 2013 (as restated)	From inception on April 1, 2011 to March 31, 2012 (as restated)	From inception on April 1, 2011 to March 31, 2013 (as restated)	(Unaudited) From inception on April 1, 2011 to June 30, 2013

Cash flows provided by operating activities:
Net loss	$(45,738)	$(4,554)	$(39,234)	$(90,673)	$(129,907)	(175,645)
Adjustments to reconcile net loss to net cash
provided by (used for) operating activities:
Depreciation and amortization	3,000	3,000	12,000	4,176	16,176	19,176
Issuance of common stock for services	25,858	-	-	40,000	40,000	65,858
Increase (decrease) in liabilities:
Accounts payable	(10,082)	(21,264)	(13,951)	30,033	16,082	6,000

Net cash (used in) operating activities	(26,962)	(22,818)	(41,185)	(16,464)	(57,649)	(84,611)

Cash flows (used for) investing activities -
Purchases of property and equipment	(7,406)	-	(36,399)	(66,069)	(102,468)	(109,874)

Net cash (used in) investing activities	(7,406)	-	(36,399)	(66,069)	(102,468)	(109,874)

Cash flows provided by financing activities -
Proceeds on due from officers	-	3,677	17,029	37,971	55,000	55,000
Issuance of common stock	-	18,500	110,500	45,400	155,900	155,900

Net cash provided by financing activities	-	22,177	127,529	83,371	210,900	210,900

Increase (decrease) in cash	(34,368)	(641)	49,945	838	50,783	16,415

Cash-beginning of period	50,783	838	838	-	-	-

Cash-end of period	$16,415	$197	$50,783	$838	50,783	16,415

Non-Cash Disclosures:
Issuance of common stock in exchange
for services rendered the Company	$25,585	$-	$6,000	$40,000	46,000	71,585

Cash paid for interest:	$-	$-	$-	$-	-	-

HEALTHTALK LIVE, INC.

NOTES TO FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist the reader in understanding and evaluating the financial statements. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The interim unaudited condensed financial statements as of June 30, 2013 and 2012 have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period. They do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Therefore, these condensed financial statements should be read in conjunction with the Company's audited financial statements and notes thereto for the year ended March 31, 2013 included here within.

Formation and Business Activity

HealthTalk Live, Inc. (the Company) was formed on April 1st, 2011 in the state of Nevada and operations commenced immediately.

The Company has adopted March 31st as its fiscal year end.

HealthTalk Live, Inc. was created to spread the importance of natural health and wellness throughout North America and the world. Since inception, the website HealthTalkLive.com has received visitors from North America, Canada, South America, Europe, Asia and Australia. With its soon-to-be-launched real-time interactive website, HealthTalkLive.com anticipates becoming one of the primary information websites available in the world. In partnership with naturopathic practitioners, dieticians and medical doctors, HealthTalkLive.com strives to provide healthy options for all, whether taking prescription drugs or preferring a total, natural health approach to well-being. Information is disseminated through the live chat forum, reference center, news, E-newsletters and email. This provides for a common sense approach to health and wellness, diet, exercise, cleanses and complete regimens, all created individually based upon each person’s unique requirements.

HEALTHTALK LIVE, INC.

NOTES TO FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Formation and Business Activity (Continued)

The Company includes integrative medicine in their overall approach, which is designed to treat the person and not just the disease. This approach depends on a partnership between the patient and the doctor, where the goal is to treat the mind, body and spirit all at the same time. What makes integrative medicine appealing is that many people have an overall dissatisfaction with the current health care system that often has doctors feeling rushed and overwhelmed and leaves patients feeling is if they are nothing more than diseases and/or statistics. Integrative medicine seems to promise more time, attention and a broader approach to healing, one that in not entirely based on the western biomedical model. Therefore, this approach combines conventional western medicine and alternative or complementary treatments.

The Company operates in one segment in accordance with accounting guidance Financial Accounting Standards Board (“FASB”) ASC Topic 280, Segment Reporting. Our Chief Executive Officer has been identified as the chief operating decision maker as defined by FASB ASC Topic 280.

Development Stage Company

The Company is a development stage company as defined by section 915-10-20 of the FASB Accounting Standards Codification. The Company is still devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced. All losses accumulated since inception are considered as part of the Company's development stage activities.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided by the straight-line method over the useful lives of the related assets, from three to five years.

The cost of building the Company’s website has been capitalized and amortized over a period of three years. Expenditures for minor enhancements and maintenance are expensed as incurred.

HEALTHTALK LIVE, INC.

NOTES TO FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Long-lived Assets

The Company’s long-lived assets and other assets (consisting of property and equipment are reviewed for impairment in accordance with the guidance of the FASB Topic ASC 360, “ Property, Plant, and Equipment”, and FASB ASC Topic 205 “ Presentation of Financial Statements ”. The Company tests for impairment losses on long-lived assets used in operations whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. Impairment evaluations involve management’s estimates on asset useful lives and future cash flows. Actual useful lives and cash flows could be different from those estimated by management which could have a material effect on our reporting results and financial positions. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. Through March 31, 2013 and June 30, 2013, the Company had not experienced impairment losses on its long-lived assets. However, there can be no assurances that demand for the Company’s products or services will continue, which could result in an impairment of long-lived assets in the future.

Revenue Recognition

The Company expects to recognize revenues in accordance with the guidelines of the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104 “Revenue Recognition”.

Under SAB 104, four conditions must be met before revenue can be recognized: (i) there is persuasive evidence that an arrangement exists, (ii) delivery has occurred or service has been rendered, (iii) the price is fixed or determinable, and (iv) collection is reasonably assured.

HEALTHTALK LIVE, INC.

NOTES TO FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes

The Company is subject to income taxes in the U.S. Significant judgment is required in evaluating our uncertain tax positions and determining our provision for income taxes. In accordance with FASB ASC Topic 740, “Income Taxes,” the Company provides for the recognition of deferred tax assets if realization of such assets is more likely than not. The Company accounts for income tax under the provisions of FASB ASC Topic 740, “Income Taxes”, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of the events that have been included in the financial statements or tax returns. Deferred income taxes are recognized for all significant temporary differences between tax and financial statements bases of assets and liabilities. Valuation allowances are established against net deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Fair Value of Financial Instruments

The Company applies the provisions of accounting guidance, FASB Topic ASC 825 that requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of June 30, 2013, March 31, 2013 and March 31, 2012, the fair value of cash and accounts payable, approximated carrying value due to the short maturity of the instruments, quoted market prices or interest rates which fluctuate with market rates.

Fair Value Measurements

FASB ASC Topic 825 “Financial Instruments,” requires disclosure about fair value of financial instruments.

The FASB ASC Topic 820, Fair Value Measurements and Disclosures, clarifies the definition of fair value for financial reporting, establishes a framework for measuring fair value and requires additional disclosures about the use of fair value measurements.

The inputs or methodologies used for valuing securities are not necessarily an indication of the risk associated with investing in these securities. These inputs are summarized in the three broad levels listed below.

HEALTHTALK LIVE, INC.

NOTES TO FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value Measurements (Continued)

•	Level 1 – observable market inputs that are unadjusted quoted prices for identical assets or liabilities in active markets.

•	Level 2 – other significant observable inputs (including quoted prices for similar securities, interest rates, credit risk, etc.).

•	Level 3 – significant unobservable inputs (including the Company’s own assumptions in determining the fair value of investments).

The carrying value of financial assets and liabilities recorded at fair value is measured on a recurring or nonrecurring basis. Financial assets and liabilities measured on a non-recurring basis are those that are adjusted to fair value when a significant event occurs. The Company had no financial assets or liabilities carried and measured on a nonrecurring basis during the reporting periods. Financial assets and liabilities measured on a recurring basis are those that are adjusted to fair value each time a financial statement is prepared.

Recent Accounting Pronouncements

The Company has evaluated new accounting pronouncements that have been issued and are not yet effective for the Company and determined that there are no such pronouncements expected to have an impact on the Company’s future financial statements.

HEALTHTALK LIVE, INC.

NOTES TO FINANCIAL STATEMENTS

2.	GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company had a deficit accumulated during the development stage of approximately $176,000, $130,000 and $91,000 at June 30, 2013, March 31, 2013 and March 31,2012, respectively, had net losses of approximately $46,000 and $5,000 for the three months ended June 30, 2013 and 2012, respectively, and approximately $39,000 and $91,000 for the fiscal years ended March 31, 2013 and 2012, respectively, and net cash used in operating activities of approximately $41,000 and $16,000 for the fiscal years ended March 31, 2013 and 2012, respectively, with little revenue earned since inception, and a lack of operational history. These matters, among others, raise substantial doubt about our ability to continue as a going concern.

While the Company is attempting to commence operations and generate revenues, the Company’s cash position may not be significant enough to support the Company’s daily operations. Management intends to raise additional funds by way of a public or private offering. Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to generate revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate revenues.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

HEALTHTALK LIVE, INC.

NOTES TO FINANCIAL STATEMENTS

3.	PROPERTY AND EQUIPMENT

	Three months ended June 30, 2013 (Unaudited)	Year ended March 31, 2013	Year ended March 31, 2012

Website development	$88,965	$81,559	$45,160
Studio and office equipment	20,909	20,909	20,909

	109,874	102,468	66,069
Less: accumulated depreciation and amortization	(19,176)	(16,176)	(4,176)

Ending Balance	$90,698	$86,292	$61,893

4.	RELATED PARTY TRANSACTIONS

Loan from officers-stockholders

During the year ended March 31, 2012, John and Vicki Yawn loaned the Company a total of $80,241 and were repaid $42,270, leaving a net balance of $37,971. Since $18,813 of this balance was repaid during the year ended March 31, 2013, this amount was classified as a current liability as of March 31, 2012 on the accompanying balance sheet.

During the year ended March 31, 2013, John and Vicki Yawn loaned the Company a total of $92,623 and were repaid $75,594, resulting in a net balance due them of $55,000.

The loan was for the purpose of the Company’s operations and is unsecured without interest. It is expected that when the Company can generate sufficient cash flows from operations, the loan will be requested to be paid.

HEALTHTALK LIVE, INC.

NOTES TO FINANCIAL STATEMENTS

4.	RELATED PARTY TRANSACTIONS (Continued))

The Company issued 30,000,000 shares to the officers of the Company in exchange for business plans, website planning and corporation set-up.

Common stock issued to officers and directors

Name	Title	Number of shares	Date	% of common stock
John Yawn	President	15,000,000	04/01/11	46.91
Vicki Yawn	Vice President/Sec	15,000,000	04/01/11	46.91

Totals		30,000,000		93.82

5.	STOCKHOLDERS’ EQUITY

The Company was formed on April 1st, 2011 in the state of Nevada and operations commenced immediately. The Company is authorized to issue 100,000,000 shares of common stock with a par value of $.001. The Company is also authorized to issue 10,000,000 shares of preferred stock with a par value of $.001. No shares of preferred stock have been issued to date.

On April 1, 2011 the Company issued 15,000,000 shares of common stock to each of the two founders of the Company for a total issuance of 30,000,000 shares in exchange for a debt reduction of $30,000.

On January 26, 2012 the Company issued 100,000 shares of common stock to Hunter, Molloy and Salcido LLP in exchange for legal services at start-up valued at $10,000.

From April 1, 2011 to March 31, 2012, there were an additional 454,000 shares of common stock issued to twelve non-affiliated stockholders at $.10 per share for a total of $45,400.

On June 4, 2012 the Company issued 50,000 shares of common stock to Hunter, Molloy and Salcido LLP in exchange for legal services valued at $5,000.

On July 31, 2012 the Company issued 10,000 shares to Shawn Youngquist in exchange for consulting services valued at $1,000.

HEALTHTALK LIVE, INC.

NOTES TO FINANCIAL STATEMENTS

5.	STOCKHOLDERS’ EQUITY (Continued)

From April 1, 2012 to March 31, 2013 there were an additional 1,105,000 shares of common stock issued to thirty three non-affiliated stockholders at $.10 per share for a total of $110,500.

On June 26, 2013 the Company issued 100,000 shares of common stock to Riachard Oravec in exchange for professional services valued at $10,000.

On June 26, 2013 the Company issued 79,292 shares of common stock to Michael T. Williams in exchange for professional services valued at $7,929.

On June 26, 2013 the Company issued 79,293 shares of common stock to Todd Feinstein in exchange for professional services valued at $7,929.

6.	INCOME TAXES

The provision (benefit) for income taxes for the period ended March 31, 2013 and 2012, assumes a 34% effective tax rate for federal income taxes. The Company has no state income tax liability:

	March 31, 2013	March 31, 2012

Current tax provision:
Federal	$(13,000)	$(31,000)
Taxable income - federal	$(35,000)	$(85,000)

Deferred tax provision	$13,000	$31,000

The Company had deferred income tax assets as of March 31, 2013 and 2012 are as follows:

	March 31, 2013	March 31, 2012

Loss carryforwards	$130,000	$40,000
Less – valuation allowance	(130,000)	(40,000)
Total net deferred tax assets	$--	$--

HEALTHTALK LIVE, INC.

NOTES TO FINANCIAL STATEMENTS

6.	INCOME TAXES (Continued)

The Company provided a valuation allowance equal to the deferred income tax assets for the fiscal years ended March 31 2013 and 2012, respectively, because it is not presently known whether future taxable income will be sufficient to utilize the loss carryforwards.

At March 31, 2013, the Company had approximately $130,000 in Federal and State tax loss carryforwards that can be utilized in future periods to reduce taxable income, and begin to expire in 2027. Pursuant to Internal Revenue Code Section 382, the future utilization of our net operating loss carryforwards to offset future taxable income may be subject to an annual limitation as a result of ownership changes that may have occurred previously or that could occur in the future.

The Company incurs no Nevada State Taxes. The Company did not identify any material uncertain tax positions on tax returns that will be filed. The fiscal years ended March 31, 2013 and 2012 are open for examination.

7.	CONTINGENCIES

Legal

The Company is not involved in any legal matters arising in the normal course of business. While incapable of estimation, in the opinion of the management, the individual regulatory and legal matters in which it might involve in the future are not expected to have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

8.	EARNINGS PER SHARE

FASB ASC Topic 260, Earnings Per Share, requires a reconciliation of the numerator and denominator of the basic and diluted earnings (loss) per share (EPS) computations.

Basic earnings (loss) per share are computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

The Company had no potential additional dilutive securities outstanding for the three month periods ended June 30, 2013 and 2012 and for fiscal years ended March 31, 2013 and 2012.

HEALTHTALK LIVE, INC.

NOTES TO FINANCIAL STATEMENTS

8.	EARNINGS PER SHARE (continued)

The following table sets forth the computation of basic and diluted net income per share:

	For The Fiscal Years Ended March 31,
	2013	2012

Net loss attributable to the common stockholders	$(39,234)	$(90,673)

Basic weighted average outstanding shares of common stock	31,154,253	30,234,177
Dilutive effect of common stock equivalent	-	-
Diluted weighted average common stock and common stock equivalents	31,154,253	30,234,177

Earnings (loss) per share:
Basic and diluted	$(0.00)	$(0.00)

	For The Three Months Periods Ended June 30, (Unaudited)
	2013	2012

Net loss attributable to the common stockholders	$(45,738)	$(4,554)

Basic weighted average outstanding shares of common stock	31,730,493	30,100,000
Dilutive effect of common stock equivalents	-	-
Diluted weighted average common stock and common stock equivalents	31,730,493	30,100,000

Earnings (loss) per share:
Basic and diluted	$(0.00)	$(0.00)

HEALTHTALK LIVE, INC.

NOTES TO FINANCIAL STATEMENTS

9.	SUBSEQUENT EVENTS

The Company follows the guidance in ASC Topic 855. Subsequent Events (“ASC 855”), which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855 sets forth (i) the period after the balance sheet date during which management of a reporting entity evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (iii) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date.

On June 26, 2013 the Company issued 79,292 shares to the Michael T. Williams in exchange for legal services valued at $7,929. They issued 79,293 shares to Todd Feinstein in exchange for legal services valued at $7.929. They also issued 100,000 shares to Richard Oravec in exchange for consulting services valued at $10,000.

10.	RESTATEMENT OF FINANCIAL STATEMENTS

The Company’s management conducted an analysis of start-up costs. After review, they determined that they were incorrectly capitalized start-up costs for the years ended March 31, 2013 and 2012:

	As originally reported March 31, 2013	Adjustment	As restated, March 31, 2013

Organizational costs, net	$73,675	$(73,675)	$-
Total assets	$210,750	$(73,675)	$137,075

Deprec and amortizartion	$21,502	$(9,502)	$12,000
Total operating expenses	$55,764	$(9,502)	$(46,262)

Net loss	$(48,736)	$(9,502)	$(39,234)

HEALTHTALK LIVE, INC.

NOTES TO FINANCIAL STATEMENTS

10.	RESTATEMENT OF FINANCIAL STATEMENTS (CONTINUED)

	As originally reported March 31, 2012	Adjustment	As restated, March 31, 2012

Organizational costs, net	$83,177	$(83,177)	$-
Total assets	$145,908	$(83,177)	$62,731

Legal and professional fees	$-	$83,177	$83,177
Total operating expenses	$11,391	$83,177	$94,568

Net loss	$(7,496)	$(83,177)	$(90,673)

PROSPECTUS – SUBJECT TO COMPLETION DATED  October 10 , 2013
HEALTHTALK LIVE, INC.

Selling shareholders are offering up to 1,080,000 shares of common stock.  The selling shareholders will offer their shares at $0.10 per share until our shares are quoted on the OTC Bulletin Board or Pink Sheet Exchange and thereafter at prevailing market prices or privately negotiated prices.

Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the OTC Bulletin Board.

Dealer Prospectus Delivery Obligation

Until _________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Articles of Incorporation provide that no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer, except for the payment of dividends in violation of Nevada law.  Our Bylaws provide, in pertinent part, that the Company shall indemnify any person made a party to or involved in any civil, criminal or administrative action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or of any corporation which such person served as such at the request of the Company, against expenses reasonably incurred by, or imposed on, such person in connection with, or resulting from, the exercise of such action, suit, proceeding or appeal thereon, except with respect to matters as to which it is adjudged in such action, suit or proceeding that such person was liable to the Company, or such other corporation, for negligence or misconduct in the performance of such persons duties as a director or officer of the Company.  The determination of the rights of such indemnification and the amount thereof may be made, at the option of the person to be indemnified, by (1) order of the Court or administrative body or agency having jurisdiction over the matter for which indemnification is being sought; (2) resolution adopted by a majority of a quorum of our disinterested directors; (3) if there is no such quorum, resolution adopted by a majority of the committee of stockholders and disinterested directors of the Company; (4) resolution adopted by a majority of the quorum of directors entitled to vote at any meeting; or (5) Order of any Court having jurisdiction over the Company.  Such right of indemnification is not exclusive of any other right which such director or officer may have, and without limiting the generality of such statement, they are entitled to their respective rights of indemnification under any bylaws, agreement, vote of stockholders, provision of law, or otherwise in addition to their rights under our Bylaws.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT

SEC Registration Fee*	$4
Legal Fees and Expenses	36,000
Accounting Fees and Expenses*	10,000
Miscellaneous	4,000
Total*	$50,004

* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

On April 1, 2011 the Company issued 15,000,000 shares of common stock to each of the two founders of the Company Johnie and Vicki Yawn for a total issuance of 30,000,000 shares.  The shares were valued at par value of $.001 and were paid through reduction in debt owed the founders in the amount of $30,000.

On January 26, 2012 the Company issued 100,000 shares of common stock to Frank Molloy, principal of Hunter, Molloy and Salcido LLP in exchange for legal services at start-up valued at $10,000, based upon a shortly subsequent offering of common stock for cash at $.10 per share.

From April 1, 2011 to March 31, 2012, there were an additional 424,000 shares of common stock issued to 22 non-affiliated accredited investors at $.10 per share for a total of $42,400.  Two of these investors are non-U.S. investors.

We initially offered these securities to 68 potential investors.  We had a pre-existing relationship with every offeree for 10 years or more as customers of our business or otherwise business associates or personal friend.  The offer was made via a personal letter offering shares only to accredited investors at $.10 per share.  There was no minimum or maximum purchase requirement.  If an offeree responded, they were sent an Accredited Investor Questionnare and a separate Stock Subscription Agreement with the terms set forth above.  All 22 investors described in the paragraph above completed the Accredited Investor Questionnaire indicating that they were Accredited Investors.  The Accredited Investor Questionnaire and the Subscription Agreement are filed as exhibits to this registration statement.

We continued the offering described above on the same terms into the next fiscal year, and during that fiscal year from April 1, 2012 to February 14, 2013 an additional 1,135,000 shares were sold at $.10 per share to 43 non-affiliated accredited investors for $113,500.  We did not send a new letter in this fiscal year; people who had received the letter described in the paragraph above decided to delay an investment decision into this fiscal year.  Just as with offerees in the prior fiscal year, we had a pre-existing relationship with every offeree during this fiscal year for 10 years or more as customers of our business or otherwise business associates or personal friend.  All except four of these investors had received the same offering letter as investors in the prior fiscal year.  No new persons were sent another letter. Of these 43 investors, eight (8) had purchased in the prior fiscal year and were purchasing additional shares.   An additional one of this 43 was Shawn Youngquist, to whom additional shares for services were issued at a subsequent date as described below.   Of the remaining 34 investors, 30 had received the original offering letter but hadn’t purchased in the prior fiscal year.  The remaining four investors were contacted by existing shareholders rather than by the letter.  We only accepted their subscriptions because although we didn’t send them the original letter, we had a preexisting relationship with these four for at least 10 years prior as customers and or people we had done business with.  All of the new investors were sent an Accredited Investor Questionnare and a separate Stock Subscription Agreement with the terms set forth above.  All of these 34 investors investing cash completed the Accredited Investor Questionnaire indicating that they were Accredited Investors.

We believed that Section 4(2) of the Securities Act of 1933 was available because the offering involved transactions by an issuer not involving any public offering in that:

•	Offers were only made by officers of the Company in compliance with all the provisions of Rule 3(a)4-1.
•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	No stock certificates were issued but we treated the shares as restricted in our books and records.
•	The offering was made to a very limited number of individuals, well under 100, and over a two fiscal year period.
•	We had a pre-existing relationship with every offeree for 10 years or more as customers of our business or otherwise business associates or personal friend.
•	We offered to answer any questions an offeree might have before they invested.
•	Only persons investing cash who completed the Accredited Investor Questionnaire indicating that they were Accredited Investors were accepted as investors.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	No stock certificates were issued but we treated the shares as restricted in our books and records.
•	No offers or sales of stock under the Regulation S offering were made to persons in the United States.
•	No direct selling efforts of the Regulation S offering were made in the United States.

On June 4, 2012 the Company issued 50,000 shares of common stock to Frank Molloy, principal of Hunter, Molloy and Salcido LLP in exchange for legal services with whom the Company had pre-existing relationships

On July 31, 2012 the Company issued 10,000 shares to Shawn Youngquist in exchange for consulting services valued at $1,000 based upon a shortly previous offering of common stock for cash at $.10 per share.

On June 26, 2013 the Company issued 158,585 shares to Michael T. Williams and Todd Feinstein, principal and previous of counsel, respectively, to Williams Securities Law Firm in exchange for legal services valued at $15,858.  They also issued 100,000 shares to Richard Oravec in exchange for financial consulting services valued at $10,000. The valuation was based upon a shortly previous offering of common stock for cash at $.10 per share.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to service providers in that there was a limited number of persons to whom stock for services was issued and there was no general advertising or solicitation, such that the issuance of shares for services was completely separate from of offering of shares for cash as described above.

On June 4, 2012 the Company issued 50,000 shares of common stock to Frank Molloy, principal of Hunter, Molloy and Salcido LLP in exchange for legal services with whom the Company had pre-existing relationships

On July 31, 2012 the Company issued 10,000 shares to Shawn Youngquist in exchange for consulting services valued at $1,000 based upon a shortly previous offering of common stock for cash at $.10 per share.

On June 26, 2013 the Company issued 158,585 shares to Michael T. Williams and Todd Feinstein, principal and previous of counsel, respectively, to Williams Securities Law Firm in exchange for legal services valued at $15,858.  They also issued 100,000 shares to Richard Oravec in exchange for financial consulting services valued at $10,000. The valuation was based upon a shortly previous offering of common stock for cash at $.10 per share.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents in that there was a limited number of purchasers of stock for services and there was no general advertising or solicitation, such that the issuance of shares for services was completely separate from of offering of shares for cash as described above .

EXHIBITS

Item 3

1	Articles of Incorporation – HealthTalk Live, Inc.
2	Bylaws - HealthTalk Live, Inc.

Item 4

1	Form of common stock Certificate of the HealthTalk Live, Inc. (1)
2	Subscription Agreement
3	Accredited Investor Questionnaire *

Item 5

1	Legal Opinion of Williams Law Group, P.A.

Item 10

1	Terms of Oral Loan Agreements with Management

Item 23

1	Consent of Stein & Company, LLP *
2	Consent of Williams Law Group, P.A. (included in Exhibit 5.1)

* Filed herewith

All other Exhibits called for by Rule 601 of Regulation SK are not applicable to this filing.

(1) Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Sparks NV on October 10, 2013.

HealthTalk Live, Inc.

Date: October 10, 2013	By:	/s/ Johnie M. Yawn
	Name:	Johnie M. Yawn
	Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	NAME	TITLE	DATE

/s/ Johnie M. Yawn	Johnie M. Yawn	President/Director/Principal Executive Officer/	October 10, 2013
Principal Financial Officer/Principal Accounting Officer

/s/ Vicki L. Yawn	Vicki L. Yawn	Secretary/Director	October 10, 2013

/s/ George Carter	George Carter	Director	October 10, 2013